UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2005

MDWERKS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-118155	33-1095411
(Commission File Number)	(IRS Employer Identification Number)

Windolph Center, Suite I
1020 N.W. 6th Street
Deerfield Beach, FL 33442

(Address of Principal Executive Offices)

(954) 834-0352

(Registrant’s Telephone Number, Including Area Code)

WESTERN EXPLORATION, INC.
8400 East Crescent Pkwy #600
Greenwood Village, Colorado 90111

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 12, 2005, MDwerks, Inc. (f/k/a Western Exploration, Inc.), a Delaware corporation (the ‘‘Company’’), MDwerks Global Holdings, Inc, a Florida corporation (‘‘MDwerks’’), and MDwerks Acquisition Corp., a Florida corporation (‘‘Acquisition Corp.’’), and wholly-owned subsidiary of the Company, entered into an Agreement of Merger and Plan of Reorganization (the ‘‘Merger Agreement’’) pursuant to which Acquisition Corp. was merged with and into MDwerks, with MDwerks surviving as a wholly-owned subsidiary of the Company (the ‘‘Merger’’). The Company acquired all of the outstanding capital stock of MDwerks in exchange for issuing shares of the Company’s common stock, par value $0.001 per share (the ‘‘Common Stock’’) to MDwerks’ stockholders at a ratio of 0.158074 shares of Common Stock for each share of MDwerks common stock outstanding at the effective time of the Merger. In connection with the Merger, the Company changed its corporate name to MDwerks, Inc.

Following the closing of the Merger (the ‘‘Closing Date’’), the Company sold to subscribers 64 units (the ‘‘Units’’) pursuant to a Confidential Private Placement Memorandum dated June 13, 2005, as amended or supplemented from time to time (the ‘‘Memorandum’’), each Unit consisting of 10,000 shares of Common Stock and a warrant (the ‘‘Warrants’’) to purchase shares of Common Stock (the ‘‘Private Placement’’). Each Warrant will entitle the holder to purchase 10,000 shares of Common Stock for $2.50 per share. The Company may sell up to an aggregate of 130 Units pursuant to the Private Placement.

Upon closing of the Merger, MDwerks became a wholly-owned subsidiary of the Company. The former stockholders of MDwerks will own approximately 71% to 78% of the issued and outstanding Common Stock of the Company depending upon the number of Units purchased in the Private Placement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Overview. On November 16, 2005, the Merger described in Item 1.01 was completed. In connection with the Merger, the Company completed an initial closing of the Private Placement of 64 Units to accredited investors.

The Company received gross proceeds from the initial closing of the Private Placement of $1,600,000 (the ‘‘Initial Closing’’). Immediately following the Merger and the Initial Closing, certain stockholders of the Company sold an aggregate of 1,275,000 shares of Common Stock to several purchasers and forfeited and delivered to treasury 10,960,500 shares of Common Stock.

After the Initial Closing, the Company had outstanding 11,592,328 shares of Common Stock, no shares of Preferred Stock, warrants to purchase 704,000 shares of Common Stock issued in connection with the Private Placement. After giving effect to the Merger, the Private Placement, and the surrender of 10,960,500 shares of Common Stock, 1,310,500 shares of Common Stock constitutes the Company’s current ‘‘public float’’. As a result of the Merger and the surrender of shares of Common Stock described above, MDwerks’ former stockholders became the majority stockholders of the Company.

Shares of the Company’s Common Stock have been approved for trading on the Over the Counter (OTC) Bulletin Board Market under the symbol (MDWK.OB).

Lock-up Agreements. Shares of Common Stock issued pursuant to the Merger are subject to various lock-up agreements that provide restrictions on the future sale of Common Stock, and which will continue to apply to shares of Common Stock issued pursuant to the terms of the Merger Agreement. These lock-up agreements provide, in general, as follows: for a period of one year from the date of Initial Closing, executive officers and directors and certain of the Company’s principal shareholders, subject to specific exceptions, may not to sell or transfer any shares of the Company’s Common Stock; provided, however, that if the bid price for shares of the Company’s Common Stock is $5.00 per share or more, and the Placement Agent consents, such executive officers, directors and principal shareholders may transfer up to one percent of the number of shares of the Company’s Common Stock they hold on the Initial Closing Date in each calendar month following (and including) the month in which the Initial Closing Date occurs.

Registration Statement. The Company has agreed to file a ‘‘resale’’ registration statement with the SEC covering all shares of Common Stock and shares of Common Stock underlying the Warrants (including shares of Common Stock and underlying Warrants issued to the Placement Agent in the Private Placement) issued in connection with the Private Placement and all shares of Common Stock issued to the Placement Agent, on or before ninety days following the termination of the Private Placement. The Company has agreed that it will maintain the effectiveness of the ‘‘resale’’ registration statement from the effective date through and until the earlier of two years and the time at which exempt sales pursuant to Rule 144(k) may be permitted. The Company will use its best efforts to respond to any SEC comments to the ‘‘resale’’ registration statement on or prior to the date which is 20 business days from the date such comments are received, but in any event not later than 30 business days from the date such comments are received. The Company has agreed to use its best efforts to have such ‘‘resale’’ registration statement declared effective by the SEC as soon as possible after the initial filing date.

In the event the ‘‘resale’’ registration statement is not filed with the SEC on or prior to the date which is 180 days after the last closing date of the Private Placement, each investor in the Private Placement will receive an additional number of shares of Common Stock equal to 2% of the total number of shares of Common Stock purchased by the investor in the Private Placement for each month (or portion thereof) that the Registration Statement is not so filed, provided that the aggregate increase in such shares of Common Stock as a result of the delinquent filing will in no event exceed 20% of the original number of shares of Common Stock purchased in the Private Placement.

In the event that the Company fails to respond to SEC comments to the Registration Statement within 30 business days, each investor in the Private Placement will receive an additional number of shares of Common Stock equal to 2% of the total number of shares of Common Stock purchased by the investor in the Private Placement for each month (or portion thereof) that a response to the comments to the Registration Statement has not been submitted to the SEC, provided that the aggregate increase in such shares shall in no event exceed 20% of the original number of shares of Common Stock purchased in the Private Placement.

The Company will offer additional ‘‘piggy-back’’ registration to certain additional holders of Common Stock.

Changes Resulting From the Merger. The Company intends to carry on MDwerks’ business as its sole line of business. MDwerks is based in Deerfield Beach, Florida and is an early-stage technology and financial services company focusing on products and services related to processing claims by medical professionals and service providers for insurance reimbursement and the financing of receivables due to them arising out of such claims. The Company has relocated its principal executive offices to those of MDwerks at Windolph Center, Suite I, 1020 NW 6th Street, Deerfield Beach, Florida 33442, and its telephone number is (954) 834-0352.

A majority of the outstanding shares of the Common Stock agreed, by written consent in lieu of a meeting and without the need to solicit votes, to:

•	ratify the change of the corporate name from Western Exploration, Inc. to MDwerks, Inc. in the state of Florida and elsewhere where the Company shall continue to conduct its business upon effectiveness of the Merger;

•	ratify the MDwerk’s 2005 Incentive Compensation Plan, and all actions taken by the Board of MDwerks prior to closing, which the Company assumed in connection with the Merger;

•	amend the Certificate of Incorporation of the Company to provide for ‘‘blank check’’ preferred stock; and

•	take such other action as is necessary or appropriate to consummate the transactions consisting of the Merger, the Private Placement, and related transactions.

Under Delaware law, the Company did not require stockholder approval to complete the Merger, as the constituent corporations in the Merger are MDwerks Acquisition Corp. and MDwerks. The

Company was not a constituent corporation in the Merger. The Merger and its related transactions were approved by the requisite number of MDwerks stockholders by written consent in lieu of a meeting on October 19, 2005.

Description of the Company

The Company was incorporated in the state of Delaware on July 22, 2003. From then until the Merger, the Company was a resource exploration stage company. In December, 2003 the Company was presented with the opportunity to purchase a property that potentially contains a large resource of limestone. Based on such opportunity, the Company carried out research on the limestone market in the province of British Columbia as well as the Pacific Northwest region of the United States. The Company was unable to obtain adequate financing to continue its operations and determined to cease operations. Upon the effectiveness of the Merger, the Company succeeded to the business of MDwerks which will be continued as its sole line of business.

Description of Business

Unless otherwise indicated or the context otherwise requires, all references below to ‘‘MDwerks’’ or the ‘‘Company’’ mean MDwerks and Western Exploration, Inc., on a combined basis after the Merger.

Overview

MDwerks is an early-stage holding company that operates its business interests through three wholly owned subsidiaries: Xeni Medical Systems, Inc. (‘‘Xeni Systems’’); Xeni Medical Billing, Corp. (‘‘Xeni Billing’’); and, Xeni Financial Services, Corp. (‘‘Xeni Financial’’ and, together with Xeni Systems and Xeni Billing, the ‘‘Xeni Companies’’). These subsidiaries offer healthcare providers the following medical insurance claims processing, management and financing solutions:

•	Increased office efficiencies/lower costs;

•	Reduced workload;

•	Improved claims accuracy before submission to, and increased acceptance by, third party payors;

•	Reduced cycle time for remittance;

•	Improved cash management;

•	Increased oversight and control;

•	Leveraged receivables through competitive short term financing arrangements;

•	Improved information management, financial security and Provider regulatory compliance;

•	‘‘End-to-end’’ solution for claims management through ‘‘MDwerks Suite of Services’’; and

•	A platform for leveraging claims towards improved asset protection and wealth management opportunities.

Claims Management Services

Through Xeni Systems’ MDwerks Suite of Services, MDwerks provides products and services that improve a healthcare provider’s ability to process and manage claims for reimbursement from third party payors by consolidating the process (including clearinghouse, contract management and remittance functions). Xeni Systems integrates transactions involving insurance claims by providing a single interface for the healthcare provider, the payor (such as an insurance company) and the lender (when the healthcare provider elects to take advantage of receivables financing).

Through Xeni Systems’ ‘‘Advance Funding Services’’, providers and third party lenders can use Xeni Systems to establish the value of insurance claims, assess risk of nonpayment and access real time reports on the status of loans.

Xeni Systems collects transaction fees from healthcare providers for: the analysis, automated processing, electronic submission, and reporting of claim information; management of healthcare provider contracts for pricing and rules; and the electronic remittance of payments. Fees are also generated from third party lenders for the valuation of processed claims that are used as collateral, as well as administrative tasks related to the disbursement of funds. Fees may also be collected from clearinghouses and insurance companies for submitting more accurate claims, once certain volume levels are achieved. One-time implementation fees are collected for initial set-up and training.

Additionally, Xeni Systems offers solutions for back-audit billing, appeals of denied claims and asset and wealth management services through third party sources. Xeni Systems expects to receive referral or administrative handling fees for these services.

Billing Services

Through Xeni Billing, MDwerks helps healthcare providers automate the billing process and make it more efficient. Xeni Billing also offers patient billing, collections and appeals services. Xeni Billing manages the billing process by leveraging the products and services offered by Xeni Systems. Since Xeni Billing is designed to operate in an integrated fashion with the products and services offered by Xeni Systems, there are fewer manual and paper functions to be performed in the combined claims processing/billing solution offered by Xeni Systems and Xeni Billing. This can enhance a healthcare provider’s claims related operations and controls even more than using the stand-alone solutions offered by Xeni Systems.

Xeni Billing charges Providers (or as a subcontractor of Xeni Systems) fees as a percentage of collected claims. It also shares fees (as a channel associate) with Xeni Systems for supporting its claims process and information management. Additionally, Xeni Billing can collect one-time set-up fees, appeals and third party appeals work fees and any consulting fees for customization or support of the healthcare provider outside the scope of services. Finally, Xeni Billing may perform back-audit services in return for a share of claims revenue recovered.

Lending Services

Through Xeni Financial, MDwerks lends money to healthcare providers on a short term, revolving line of credit and occasionally on a term loan basis. The loans are secured by claims processed by Xeni Systems. Like Xeni Billing, Xeni Financial leverages the products and services offered by Xeni Systems to value the claims, score risk, document and track claims payment status, verify remittance and sweep funds to the appropriate accounts with electronic and automated processes. Xeni Financial is able to lend at attractive rates and terms, since it has not had to invest significant capital to develop or make a major hardware and software purchase of a system to make loans secured by receivables. It also does not need to maintain a large workforce as it can manage many of its business processes through the products and services offered by Xeni Systems. Xeni Financial can lend to healthcare providers on the merit of the receivables and, unlike factors (lenders who purchase Provider claims outright at a steep discount and high effective interest rates), can even lend on Medicare claims.

History of MDwerks

After 5 years of research, development and testing with strategic and ‘‘name brand’’ resources, the designer of Xeni Systems’ products, MEDWerks, LLC, substantially completed the product development cycle for the products offered by Xeni Systems. The products developed by MEDWerks, LLC were Alpha and Beta tested with 2 doctors and 2 banks. In October of 2003, MEDWerks, LLC ceased operations, due to a lack of continuing operating capital. In October of 2004, substantially all of the assets of MEDWerks, LLC were acquired by Xeni Systems pursuant to a Contribution and Stockholders Agreement (the ‘‘Contribution Agreement’’) in exchange for MEDWerks, LLC receiving approximately a 67% equity interest in Xeni Systems. The purpose of the Contribution Agreement transaction was to launch and market the MDwerks System commercially, utilizing a growth oriented management team of seasoned professionals. Xeni Systems successfully obtained investment and financing of $450,000 and positioned the technology for demonstration and pre-commercial sale.

Xeni Financial was organized in February 2005, to finance Providers seeking loans on receivables processed through Xeni Systems. In March of 2005, it successfully obtained $350,000 in equity and debt financing to launch its business. Xeni Billing was organized in March 2005, to provide billing services to Providers processing their claims through Xeni Systems. In April of 2005, it successfully obtained debt and equity financing of $125,000 to launch its business.

On April 6, 2005, the Xeni Companies each signed contracts with Atlas Diagnostic Services, LLC, and with each other, to provide their respective services. Xeni Systems has also secured the services of several independent sales representatives and a practice management system channel distributor. Management is in preliminary discussions with a financial services company as a potential strategic associate for the development of an asset protection and wealth planning program.

MDwerks Global Holdings, Inc. was originally formed under the name Global IP Communications, Inc., in October 2003, as a provider of telecommunications products and services. In April 2004, MDwerks Global Holdings, Inc. decided to discontinue its telecommunications business and in December 2004, it decided to focus on a new line of business in the area of providing insurance claims transaction solutions and related services through investment in Xeni Systems. In December 2004 MDwerks Global Holdings, Inc. loaned $250,000 to Xeni Systems in exchange for a promissory note and in early May 2005, MDwerks Global Holdings, Inc. invested another $200,000 into Xeni Systems in exchange for a promissory note. In late May 2005, the Xeni Companies and MDwerks Global Holdings, Inc. determined that a holding company structure with MDwerks Global Holdings, Inc. serving as a holding company and overseeing the business of the Xeni Companies provided certain strategic advantages to the Xeni Companies. In addition, it also provided the Xeni Companies with access to cash held by MDwerks Global Holdings, Inc. to continue to fund the business of the Xeni Companies. As a result, the Xeni Companies became owned subsidiaries of MDwerks Global Holdings, Inc., pursuant to share exchange agreements between MDwerks and each of the shareholders of the Xeni Companies. Each of the promissory notes issued by Xeni Systems to MDwerks Holding, Inc. was cancelled in connection with the share exchange.

Market for MDwerks Products and Services

Today's health care providers face serious challenges in claims processing, as well as in getting correct and prompt claims remittances from payors. Claims must be prepared gathering data from the front office to the back, with processing often occurring at different times and locations for each procedure. Many healthcare providers’ current billing system requires the performance of different steps by different third party sources. Claims can move among the healthcare provider’s internal staff, through a practice management system and across multiple offices, to billing, editing engines, clearinghouse, contract management, banking and other resources.

Managed care and regulatory compliance for patient information security and privacy require complex data management. Claims may be processed on the payor end through out-of-network claims administrators, re-pricing organizations, third party administrators, managed care organizations, independent physician associations, and preferred provider organizations. Further, healthcare providers face continuing pressure from payors to accept lower fees on changing definitions of covered claims, with variations in customary remittance values. At the same time, payors require precise documentation and justification for covered claims.

Claims may be rejected for a variety of reasons including medical necessity, eligibility, coding errors, tardiness, deductibles, referrals, pre-certifications and improper documentation. Lack of access to basic, but important, claim information and the lack of real-time data and feedback may waste office hours and affect reimbursement. Repetitive paperwork and phone conversations dealing with disputes, errors and rejections may be typical occurrences in the Provider’s office. Additionally, the failure, or inability, to match claims against existing contracts, when added to these other factors, can make it extremely difficult to determine how much and when the healthcare provider will be paid.

Management of the status of claims and valuation, remittance and validation of proper payment and disbursement requires detailed real time information. If claims are not being compared to contracts in real time, and if robust tracking and auditing mechanisms are not in place, then the availability and transparency of data cannot be optimized. As a result, the Provider’s financial managers may only estimate results, with varying degrees of volatility, cash flow predictability and accuracy.

The above described claims management challenges can result in lost revenue, volatile and unsatisfactory cash flow, inaccurate reporting, inefficient management of operations and attendant increases in office workload, expenses and costs of borrowing. In the past, healthcare providers have been required to use a patchwork of internal and third party resources to address these problems, with mixed results. For example, billing and practice management systems attempt to address the claims processing market predominantly by selling proprietary hardware and software products (and maintenance and upgrades or customization), with various degrees of success in features and benefits. They may or may not generate HIPAA compliant electronic forms from their systems, and if they do, such forms may be mapped and formatted in different ways, leading to potential errors and problems with acceptance and payment.

Claims-related management challenges have also greatly impacted the borrowing abilities of healthcare providers. Healthcare providers typically borrow by factoring their receivables arising out of non-Medicare insurance claims, personally guarantying a loan with their own credit, bundling large provider claims for sale to wealthy private investors or taking an asset-based loan against claims receivables at a significant discount, reserves and expense. Lenders typically have not been able to offer short term, revolving credit lines on receivables arising out of insurance claims, because of the existing difficulty in qualifying them as low risk, high quality, and commoditized collateral. Lenders remain concerned about safely and accurately assessing either the true value or the payment risk associated with any given claim or group of claims. Any solution to this problem is further complicated by the lender’s resistance to risking the purchase of an inadequate or expensive customized solution to serve this market.

 Short term, revolving lines of credit on medical receivables require a product that mitigates the uncertainty of quickly and accurately assessing the true market value of claims, their aging and cycle times and their inherent lending risk through a complex series of verifications and evaluations. Assessment, and the subsequent presentation of results, must be accomplished in a real time, secure environment. Cycle times for claims remittances must be short (ideally at or below 45-60 days). Additionally, the cost of administering and processing must leave net interest margins that justify the loan.

Management believes the integrated suite of products and services of the Xeni Companies are the first to market offering healthcare providers and their lenders comprehensive, cost efficient and superior claims processing and management solutions over the Internet. The Xeni Companies’ products and services can become a Provider’s single source platform for integrating claims processing and management functions. The Xeni Companies’ products and services instantly improve claims accuracy, valuation and remittance success, enables outsourced payor contract management, facilitates prompt financing of claims and produces superior cash and information management. The technology employed by the Xeni Companies also offers benefits to small practices with limited resources and staff, and allows many financial institutions to lend to healthcare providers on qualified receivables, at risk and cost factors not previously available. With Xeni Billing and Xeni Financial as complements to Xeni Systems, healthcare providers have the ability to leverage an ‘‘end-to-end’’ claims management solution. Further, this solution opens doors to other asset protection and wealth management resources which may benefit their practices.

Management believes that the products, services, strategies of MDwerks offer superior value and competitive advantages, including the following:

•	Reduced Workload: Healthcare providers can reduce and/or eliminate manual, labor intensive, repetitive and inefficient functions. The level of reduction depends on many factors, including the type of practice management and billing systems in use, number of staff members and their training and skills in operating existing systems, and how paper intensive or electronic their existing process may be by third parties.

•	‘‘Pay As You Go’’: Fees charges to healthcare providers for processing insurance claims typically are fixed monthly or calculated as a percentage of each claim’s contract valuation (or predicted value based on history and regional Medicare tables for reference, for example if a healthcare provider is out-of-network). The use of MDwerks’ products and services doesn’t require high up-front investment, hardware and software purchases, or payment based on number of claims submitted or billed claims.

•	Superior Cash Management: In as little as 24-72 hours, healthcare providers can borrow at competitive short-term rates against a determined value of submitted claims, without factoring (selling) them. Healthcare providers and lenders can choose amounts or categories of claims for funding, including Medicare claims. Financial institutions have an automated risk profile and lending process available to them on a daily claim-by-claim basis, which is customized to their own lending parameters, without the necessity of building new lending tools.

•	Increased Efficiency/Lower Costs: Claims processed by Xeni Systems are automatically ‘‘flagged’’ for potential errors as they are received, based on a combination of proprietary technology and use of the same rules engine as many insurance companies. Healthcare providers can edit the flagged claim using simple prompts, so a ‘‘cleaner’’ claim can be submitted to the payor. Claim values are determined daily against actual contracts and payment tables, and are automatically adjusted for history and plan changes. Healthcare providers can know almost exactly how much they will get paid on claims. Also, multiple healthcare provider locations can be connected to capture information early and more accurately.

•	Superior Information Management: Healthcare providers have access to daily reports on claims status, their expected (not just billed) value, and tools for tracking, auditing and confirming claims remittance, verification and payment.

•	Web-based, User Friendly Technology: The products and services offered by the Xeni Companies can be accessed over the internet using standard Microsoft Explorer software (or most other browser software) on standard Windows desktop hardware and software. The systems are designed to be used ‘‘off the shelf’’ and to support large numbers of users and can be easily expanded to accommodate future growth.

•	Integrated Functions: Healthcare providers can integrate and consolidate, through a single source, disparate, multiple claims processing and management functions within their offices and across third party vendors, including insurance companies, banks and clearinghouses.

Management believes that the technology deployed by the Xeni Companies offers the following competitive advantages:

•	First In Marketplace: Management believes the Xeni Companies are the one of first ASPs to offer a bundled service that provides web-based insurance claims management, billing services and lending services (for both borrowers and lenders). This creates a unique, cost effective advantage in capturing clients and developing brand loyalty.

•	Barriers to Entry: Management believes potential competitors face significant barriers to duplicating what the Xeni Companies have to offer, including the following:

Process:    Aggregating and integrating healthcare providers, insurance companies and financial institutions in a legally compliant manner requires a very complex business process.

Cost to Develop:    Matching features and benefits of the Xeni Companies’ systems would require substantial investment and substantial time and technical resources.

Extensive/Proprietary Feature Set:    The Xeni Companies offer an extensive and unique feature set.

Complex to Build:    The products and services offered by the Xeni Companies were developed as a multi-tiered high availability solution, requiring substantial software engineering expertise. Solutions were derived from expertise in insurance, banking, medical, legal and other industries, requiring more than just technical production.

Extensive Compliance Issues:    The Xeni Companies operate amidst a highly regulated environment. The Xeni Companies must operate in accordance with HIPAA, the Financial Holding Company Act and the Gramm Leach Bliley Act. Requirements for handling patient information and claims securely are complex and may serve as a major development challenge to some competitors.

•	Features Appeal to Lenders: The products and services of the Xeni Companies appeal to lenders, because lenders do not have to negotiate to purchase receivables, acquire a system to process claims for financing or buy hardware and software from the Xeni Companies. At the same time, asset based loan assessments can be performed against actual claims value and status on a daily basis.

Contract management is critical to maximizing reimbursement. Complying with terms for getting paid on a claim, accurately valuing the claim and monitoring pricing for each contract creates more reliable receivables security for desired loans.

•	Superior Claims Engine: Xeni Systems aggregates the entire insurance carrier network through the use of a combination of third party and proprietary claims engine functions. This enables healthcare providers to have access to all insurance carriers for electronic claims handling through a single solution.

•	Module Independence: Many components of the Xeni Companies’ products and services can be utilized independently of each other, making different technologies rapidly available, and allowing the Xeni Companies to adapt quickly to new client requests.

Consulting Services

Although the Xeni Companies provide ‘‘off-the-shelf’’ solutions, the Xeni Companies also can offer back audits on selective electronic claims for fee shares. Healthcare providers can take advantage of customized and premium enhancements through our third party associates, including medical billing services and automated appeals of adjudicated claims. Consulting services are also available to enhance healthcare provider practices or business operations.

Intellectual Property

A United States business process patent application regarding certain aspects of the was filed by Xeni Systems’ predecessor, MedWerks, LLC, on April 15, 2002. The application is pending the US Patent Office’s determination of allowance. Former patent counsel, Piper, Rudnick has advised that a response (Office Action) should be forthcoming from the US Patent Office as early as within the next 6 months. If the Office Action is unfavorable or only partially successful, when compared to prior protected art, the process may be extended up to 3 years and the Company could incur substantial expenses in prosecuting the patent. Management plans to undertake prosecution of the patent filing to conclusion, if practical and economical. Piper Rudnick has also advised that, while the Patent application was included as part of assets contributed by MEDWerks, LLC to Xeni Systems in October 2004, a separate assignment of the patent application must be made from MEDWerks, LLC to Xeni Systems and filed with the US Patent office. While MEDWerks, LLC has agreed to complete the assignment and is obligated to do so, the Company will not have clear title to the application until the assignment is complete. The assignment will be prepared using funds from the Private Placement and is expected to be completed thereafter.

Industry Analysis

According to the Centers for Medicare & Medicaid Services (‘‘CMS’’), the healthcare industry it is expected to reach $2.4 trillion over the next three years as follows: The Office of the Actuary at the

CMS produces the National healthcare expenditure projections; they are based on historical national health expenditures and are a model framework that incorporates actuarial, econometric, and judgmental factors. National health expenditures are projected to reach $2.9 trillion in 2011, growing at a mean annual rate of 7.3%. During this period, health spending is expected to grow 2.5% per year faster than nominal gross domestic product (GDP), so that by 2011 it will constitute approximately 17.0% of GDP compared to its 2000 level of 13.2%.

The general term ‘‘Health Care’’ encompasses a multitude of products and services. The $1.92 trillion health expenditures in 2005 are projected to be distributed by type of expenditure as follows (source: CMS):

The projected $1.92 trillion health expenditures in 2005 are expected to be distributed by source of funds as follows (source: CMS): Private health insurance: $707.0 billion, Federal: $605.0 billion, out-of-pocket payments: $260.9 billion, State and local: $259.3 billion, and Other private funds: $88.7 billion.

Target Market and Forecast

Management plans, initially, to market the MDwerks’ System to Physician & Clinical Services group practices in various specialties. According to the Medical Group Management Association (‘‘MGMA’’), the American Medical Association (‘‘AMA’’), and Modern Healthcare (February 2, 2004), a total of 226,231 doctors work in 19,747 physician groups in the U.S with medical claims revenue projections for 2005 in excess of $412.0 billion dollars,and revenue forecasts for 2008 increasing to $507.1 billion.

Market Strategy

Management plans, initially, to sell to physician group practices and certain related practice vendors, including diagnostic testing companies, by using internal and external resources. Internal resources will consist mainly of specialized sales executives with industry knowledge and/or a portfolio of contacts. External resources will consist primarily of independent sales representatives as well as channel associates such as Practice Management System vendors and medical industry specific sales groups such as office management consultants. These sales resources can leverage an existing customer base and contacts. Physician sales will initially focus on the small to medium practices (those consisting of 3 to 75 physicians), which represents an estimated U.S. market of 19,425 practice groups, totaling 152,564 physicians.

Market Needs

Technology has provided increased efficiency, especially in the delivery of Health Care. However, one of the most troubled areas is the medical claims billing, processing, and payment area. This segment, which has lagged behind, continues to suffer errors and inefficiencies, and is still burdened with large amounts of paper transactions.

Administration costs consume up to 33% of total healthcare spending in the U.S., according to two recent new studies. In a study published in the August 21, 2003 New England Journal of Medicine, Harvard Medical School reported that administrative costs in the U.S. healthcare system — including insurers, providers, employers’ benefits programs, and other segments of the system — equaled $294.3 billion in 1999, or $1,059 per American. A separate study, released by Public Citizen and conducted in conjunction with Harvard Medical School, estimated that $399.4 billion was spent on the U.S. healthcare bureaucracy in 2003.

Claims processing is a chief contributor, since the vast majority of claim transactions are either paper based or manually converted to electronic format. Medicine is unlike many other businesses in that the value of the service is determined retrospectively. This fact, combined with a paper dependent system, results in significant inefficiencies in the claims filing and payment and reconciliation process. The MDwerks System greatly reduces these costs by automating and replacing many manual labor intensive paper-ridden processes with electronic processes. Medical claims processed in the United States escalated from just 5 billion in 1990 to more than 10 billion at the turn of the 21st century and this figure has been steadily increasing. According to the AMA, the average number of claims generated per doctor is 440 claims per month.

Payors realize the importance of moving claim transactions to electronic media through the Internet. From the payors’ perspective, administrative costs could be substantially lowered if claims were submitted electronically and were accurate enough to be adjudicated by a computer system without any requirement for manual intervention and/or resubmission. Payors could also save administrative costs by implementing electronic payment systems, including electronic explanation of payments.

HIPAA requires Payors to move to electronic claim transactions and establish format standards. Although payors continue to make significant technology investments to comply, as well as for their own e-commerce objectives, Providers are behind in technical expertise and system resources necessary to effect change, and are burdened with paying for systems and processes to become compliant. As HIPAA compliance is enforceable, as of January 2005, by fines, the pressure for secure and compliant solutions has become greater than ever.

HIPAA has compelled health plans, clearing houses and other healthcare providers to move to a uniform electronic format. Specifically, HIPAA requires standard electronic formats for the following transactions:

•	Healthcare claims or equivalent encounter information;

•	Healthcare payment and remittance advice;

•	Coordination of benefits when separate plans have differing payment responsibilities;

•	Health claims status when providers inquire about claims they have submitted;

•	Plan enrollment and dis-enrollment;

•	Health plan eligibility;

•	Health plan premium payments;

•	Referral certifications and authorizations;

•	First reports of injuries or illnesses;

•	Health claims attachments used to justify services; and

•	Other transactions the federal government may specify in the future.

The main reason for the legislation is to make it easier for providers to switch from traditional paper claims submission and payment to standardized electronic claims submission and payment.

Management views this highly inefficient market as MDwerks’ primary opportunity. The Xeni Companies Systems not only significantly decreases the cost of claims processing for both Providers and payors, but also creates a new asset class, against which financial institutions can lend.

Competition

The market for medical claims-related products and services is generally highly competitive and subject to constant change as a result of new product introductions, technological developments and market activities of industry participants. Management anticipates competition from a number of public and private companies involved in the business of medical claims transaction processing and solutions, including editing engines, claims management and/or practice management systems, clearinghouses, and medical receivable funding companies. Management is also aware that other companies offer products and services with some features similar to those offered by the Xeni Companies. However, management is not aware of any direct competition that offers in one system the full set of comprehensive features offered by the Xeni Companies. Some of the various types of services or systems that offer aspects found in suite of products offered by MDwerks through the Xeni Companies include the following:

•	Claims Management /Practice Management Systems: Claims management and/or practice management systems are used by all forms of healthcare providers and medical billing companies. They offer such services as eligibility verification, claim scrubbing, claim status inquiry, claim submission and remittance, comprehensive reporting, patient statement processing and patient scheduling, although only a few offer the full range of services offered by the Xeni Companies.

For example, Athena Health is a Web-based practice management system offering subscribers all the above services, including a sophisticated rules engine similar to that offered by Xeni Systems, and charges on a flat monthly fee per provider. AthenaHealth offers products and services that are similar to those offered by the Xeni Companies, however, it does not currently appear to manage contracts and compare claims against payor contracts in real time, nor offer advance funding features.

Navicure is another Web-based system similar to AthenaHealth, which may also offer competitive products and services, however, unlike AthenaHealth and the Xeni Companies, Navicure does not maintain or update its rules engine specific to each subscriber. Like AthenaHealth, Navicure does not currently appear to manage contracts, establish claims value against the contract and payment rules, nor offer advance funding features.

Most other practice management systems are not currently Web-based and require the healthcare provider to purchase or subscribe to an array of ‘‘add-on’’ modules to take advantage of a complete package of services, whereas with the Xeni Companies, the services are packaged as bundled services. Additionally, these competitors are marketed as an alternative to the healthcare provider’s current billing system. Whereas the products of the Xeni Companies is designed to ‘‘plug in’’ to, and work in conjunction with, a healthcare provider’s existing system.

•	Clearinghouses: A clearinghouse functions primarily as a conduit between a healthcare provider and payor by electronically transmitting claims, or converting claims to paper format when necessary. Currently, there are several hundred clearinghouses in operation and competition is fierce amongst them.

Although many clearinghouses boast about their particular ‘‘claim scrubbing’’ features, these are limited to the most basic editing functions, namely validating for format and completeness. One advantage clearinghouses do have is their ability to meet the specific data requirements of every payor. However, Xeni Systems offers this same advantage, by itself contracting directly with a clearinghouse. The end result is that all the unique features offered by clearinghouses are passed on to clients of Xeni Systems, eliminating the need for a healthcare provider’s separate clearinghouse submission and expense.

•	Editing Engines: Some form of ‘‘editing engine’’ is integrated into most practice management or claims management systems, as well as clearinghouses. These engines allow healthcare providers to submit ‘‘clean’’ claims to payors, thereby reducing the percentage of rejections, reductions or denials. The significant difference with most editing engines, however, is that the healthcare provider maintains them, which can be costly and time consuming. Clients of Xeni Systems do not have to continually monitor and update the rules engine to ensure the proper edits are in place.

•	Medical Receivables Funding: Until recently, a healthcare provider’s only options for immediate cash flow were mostly limited to bank loans based on personal credit and personal guarantees, sales of claims to factoring companies, or bundling of claims in large volume practices for sale as short term paper to wealthy private investors.

A bank loan is reflected on a healthcare provider’s balance sheet as a debt, and requires repayment of the debt with cash. Factoring companies actually purchase claims from healthcare providers, creating ‘‘off balance sheet’’ funding. This may seem like an attractive offer and quick solution for healthcare providers; however, it requires settling for a significantly reduced price, as the ‘‘purchase’’ amount is determined to a great extent by the estimated risk and time that it will take for a particular payor to adjudicate or deny payment of the claims, as well as allowing for a substantial discount on the claims, because of the typically significant variation in billing-to-collection ratios experienced by most healthcare providers.

True advance funding of medical receivables is a relatively new service in the healthcare industry. One competitor is Medical Capital Financing, which purports to lend up to 85% of the estimated reimbursement on a weekly basis, calculated as an aggregate value based on past billing and collection history. The fees charged to the healthcare provider are also based on such factors as size of practice, size of weekly receivables, and average turnaround time. Triad Capital is another competitor. It currently only offers lending to healthcare providers with net receivables of $50,000 or more, funds on a weekly basis, and charges a set-up fee with an average 3-4 point fee for every invoice purchased. It will also purchase aged and charged-off invoices.

First Capital Funding, Corp. (‘‘First Capital’’) represents the typical medical receivables funding service, in that it currently arranges for funding of up to 85% of net receivables (as determined by First Capital) within 48 hours. First Capital merely performs a due diligence audit of outstanding receivables and then finds a lending source to provide funding. One significant disadvantage of First Capital is that the healthcare provider has no control over the loaned amounts each month. The amount is established at the time of application and remains the same throughout the term of the contract.

Despite the increasing business of medical receivable funding services, Xeni Financial distinguishes itself by offering a short term (90 days or less) revolving line of credit, secured by claims receivables and not by other Provider assets or personal guarantees. As an asset-based loan, not a sale of claims, Medicare claims can be leveraged. Since claims are flagged and scrubbed before submission, and valued against actual payor contracts and rules, valuation is enhanced, risk is reduced and costs of money can be more competitive. By offering healthcare providers advanced funds within 24-72 hours of submitting claims, coupled with low administrative fees, Management believes this service to be a major marketing edge.

Competitive Analysis — Feature Comparison Chart

FEATURES	MDWERKS	NEXTGEN	NAVICURE	ATHENA	eHDL
Real-time eligibility verification	X	X	X	X	X
Claim scrubbing and real-time edits	X	X	X	X	X
Electronic claim submission	X		X	X	X
Secondary claim submission	X		X	X	X
Real-time claim status inquiry	X	X	X	X	X
Payor contract management	X
In-depth reports/statistical analyses	X		X	X	X
Electronic remittance processing	X		X	X	X
Advanced funding of medical claims	X
Web-based platform	X	X	X	X	X
Patient billing	X	X	X	X

Revenue Generation

MDwerks expects to generate revenues derived from healthcare providers, their payors and lenders, as well as strategic associates which pay referral fees. Examples include the following:

Claims and Contract Management Suite Subscription Fees:    Healthcare providers pay a monthly fee per doctor for access and use of the claims processing and management suite.

Advance Funding Fees:    Healthcare providers will be charged a percentage of the value of every claim processed through Xeni Systems for administration of the process, including claims remittances through various accounts.

Support Fees:    Healthcare providers and financial institutions will pay one-time setup and training fees.

Payor and Clearinghouse Fees:    Xeni Systems may be able to charge payors and clearinghouses fees per clean claim submitted, based on achieving minimum volume requirements.

Financial Institution Fees:    Lenders pay basis points to Xeni Systems based on the value of each new claim loaned against, for accessing and using the lending tools offered by Xeni Systems.

Customization and Consulting Fees:    Clients will be charged for any non-standard client support, consulting and any customization, such as for electronic interfaces from the healthcare provider’s existing legacy management system to Xeni Systems’ products.

Referral Fees:    Lenders, billing companies and others are expected to generate referral or administrative fees for cross or up selling of their products.

Market Focus

The Xeni Companies’ marketing is based on prioritizing potential subscribers by size, location and density, need for MDwerks products and distribution opportunities. Accordingly, MDwerks expects to focus its initial marketing efforts in geographic areas such as California, Florida and New York, which contain high concentrations of prospective clients. Since part of MDwerks’ business involves management and review of healthcare provider contracts with payors, and their contracts tend to be similar by region, management believes that a concentration of marketing efforts in dense areas will also reduce costs (for example, by reducing processing of repetitive contract pricing and increasing set-up efficiencies for field reps) as well as increasing revenues.

Management expects that marketing will be focused on larger healthcare provider practices (above $5 million in revenues) or specialized medical practices (including those requiring frequent referrals and pre-certifications or involving complex procedures), as well as hospital-doctor outpatient billing opportunities. Market segments include healthcare providers who would benefit most from enhancement of older billing systems, cash management, asset protection and information management.

Branding

The Xeni Companies will employ appropriate tools and techniques to achieve key marketing objectives, including branding. Management believes that early branding will be achieved most effectively and cost efficiently by associating with, and leveraging the complementary services of, strategic partners and distributors, such as practice management, billing, banking, insurance and clearinghouse companies.

MDwerks’ branding objectives include establishing and identifying brand position that invokes positive responses from all targeted customer sectors; developing and implementing a comprehensive online and offline product branding strategy; developing a corporate brand identity, with brand value, brand awareness and brand loyalty; and practicing vigorous ongoing brand management and refinement.

Media Marketing

MDwerks’ advertising strategy prioritizes spending to facilitate sales goals. The Xeni Companies will utilize internal and external resources to develop advertising mediums to open the appropriate sales opportunities, including the following:

•	Business-to-business advertising;

•	Search engine and Web-site advertising;

•	Direct marketing;

•	Magazine/trade journal advertising;

•	Trade-show advertising, slogans and headlines; and

•	Media Advertising (television, radio, billboards, etc.).

Non-Media Marketing

Management expects to accelerate client acquisition by marketing through independent sales and affinity business representatives. Typical independent sales representatives are already selling other products and services of other companies to the same target market and may be looking for new, non-competitive lines to promote. Affinity business representatives sell their own complimentary products or services, and may see products and services of the Xeni Companies as a new product line, enhancement or up-sell to their existing line. Affinity business representatives are expected to include vendors and suppliers of healthcare providers, such as clearinghouses, diagnostic services and medical supply companies, as well as billing and practice management product sellers. Banks and insurance companies can make excellent affinity business representatives, as the Xeni Companies offer ‘‘off-the-shelf’’ access to the lucrative healthcare provider community for a new lending product, with tremendous up-selling opportunities, including by co-branding and return referrals to the other services that they represent.

All representatives offer MDwerks access to healthcare providers based on existing relationships, as well as pre-determined variable costs of subscriber acquisition tied to sales or referral success. MDwerks gains instant field presence, experienced personnel and credibility without investing in, and building, resources from the ground up. Multiple resources can be engaged in minimal time to acquire subscriber prospects.

Sales Methods

Sales will be generated by conventional methods, including direct sales calls, trade shows, seminars and direct mail. Lead generation will include Internet presence and third party referral sources. Management also expects to obtain sales from strategic business alliances.

Management’s Discussions and Analysis or Plan of Operation

On November 16, 2005, the Company acquired all of the outstanding capital stock of MDwerks Global Holdings, Inc. (MDwerks) in connection with the merger of a wholly owned subsidiary of the Company with and into MDwerks (the ‘‘Merger’’), and the former stockholders of MDwerks were issued 9,352,328 shares of common stock of the Company. In connection with the Merger, the Company changed its name to MDwerks, Inc. Simultaneously with the closing of the Merger, the Company completed the initial closing of the Private Placement with gross proceeds of $1,600,000 and net proceeds to the Company, after deduction of offering expenses and commissions paid at the Initial Closing, of $1,310,000. Pursuant to the terms of the Private Placement, the Company may sell an additional $3,400,000 of Units, and an additional $750,000 of Units if the over-allotment option granted to the Placement Agent is exercised.

As the Company has ceased its prior mining operations and will operate MDwerks as its sole line of business, the following discussion and analysis is of the financial condition and results of operations for the nine months ended September 30, 2005 and 2004 of MDwerks. The following discussion and analysis should be read in conjunction with the financial statements, including footnotes, and other information presented in this report Form 8-K. For purposes of the following discussion and analysis, references to ‘‘we’’, ‘‘our’’, ‘‘us’’ refers to MDwerks and its wholly owned subsidiaries. An analysis of the Company’s financial condition and the results of operations for the nine months ended September 30, 2005 was reported on Form 10-QSB on October 10, 2005 and is incorporated herein by reference.

Overview

MDwerks was incorporated under the laws of the state of Florida on October 23, 2003. We were originally formed to provide international telecommunications products and services. In April 2004, we decided not to pursue the telecommunications business. In December 2004, we decided to focus on a new line of business involving healthcare provider claims processing, funding and related services. On May 25, 2005, we changed our name from Global IP Communications, Inc, to MDwerks Global Holdings, Inc.

On June 7, 2005, we entered into and consummated Share Exchange Agreements with all of the stockholders of each of the Xeni Companies (Xeni Systems, Xeni Financial and Xeni Billing). Pursuant to each of the Share Exchange Agreements, we acquired 100% of the issued and outstanding shares of common stock of each of the Xeni Companies, in exchange for 52,623,055 shares of our common stock (which shares, together with the shares of holders of our common stock prior to the share exchanges were exchanged for 9,352,328 shares of common stock of the Company in connection with the Merger). As a result of the share exchanges, each of the Xeni Companies became a wholly-owned subsidiary.

Our acquisition of the Xeni Companies was accounted for as a reverse merger, because, after giving effect to the share exchanges, the former stockholders of the Xeni Companies held a majority of our outstanding common stock on a voting and fully diluted basis. As a result of the share exchanges, Xeni Systems was deemed to be the acquirer for accounting purposes. Accordingly, the financial statements presented are those of Xeni Systems for all periods prior to our acquisition of the Xeni Companies on June 7, 2005, and the financial statements of the consolidated companies from the acquisition date forward. The historical stockholders' deficiency of the Xeni Companies prior to their acquisition has been retroactively restated for the equivalent number of shares received in the acquisition. The restated consolidated stockholders’ deficiency of the accounting acquirer is carried forward after the acquisition.

Xeni Systems provides a web-based package of electronic claims solutions to the healthcare provider industry. Through internet access to our ‘‘MDwerks’’ suite of proprietary products and services, healthcare providers can significantly improve daily insurance claims transaction processing, administration, funding and management.

Xeni Financial offers advance funding to healthcare providers secured by claims processed through the MDwerks system.

Xeni Billing offers healthcare providers billing services facilitied through the MDwerks suite of products and services.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We follow the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. We have identified the policy below as critical to our business operations and understanding of our financial results:

Revenues derived from fees related to claims and contract management services are generally recognized when services are provided to the customer. We provide funding services to unaffiliated healthcare providers. These arrangements typically require us to advance funds to these unaffiliated healthcare providers (our customers) in exchange for liens on the receivables related to invoices remitted to their clients for services performed. The advances are repaid through the remittance of payments of receivables by their clients directly to us. We withhold from these advances interest, an administrative fee and other charges as well as the amount of receivables relating to prior advances that remain unpaid after a specified number of days. These interest charges, administrative fees and other charges are recognized as revenue when earned.

Revenues derived from fees related to billing and collection services are generally recognized when the customer’s accounts receivable are collected. Revenues from implementation fees are generally recognized upon implementation. Revenues derived from maintenance, administrative and support fees are generally recognized at the time the services are provided to the customer.

RESULTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 VERSUS NINE MONTHS ENDED SEPTEMBER 30, 2004

Revenues

In July 2005, we began processing claims on our MDwerks suite of products for our first client and recorded revenues of $14,907 during the three months ended September 30, 2005. Additionally, our subsidiary Xeni Financial provided receivable financing for that client and earned financing income of $8,246 for the same period.

Operating Expenses

Our operating expenses significantly increased for the nine months ended September 30, 2005 from the nine months ended September 30, 2004 as a result of increased operations as we begin to implement our business plan.

For the nine months ended September 30, 2005, total operating expenses were $1,083,193 as compared to $90,309 for the nine months ended September 30, 2004, an increase of $992,884. Included in this increase for the nine months ended September 30, 2005:

1.	We recorded compensation expense of $22,500 as compared to $0 for the nine months ended September 30, 2004. This increase was attributable to the hiring of administrative staff. We expect compensation expense to increase as we hire additional administrative, sales and technical personnel,

2.	Consulting expense amounted to $627,157 as compared to $0 for the nine months ended September 30, 2004, an increase of $627,157. For the nine months ended September 30, 2005, we paid consultants for substantially all of our functions including sales and marketing services, technology services, business development services, and administrative services,

3.	Professional fees amounted to $265,248 as compared to $88,520 for the nine months ended September 30, 2004, an increase of $176,728, or 200%. This increase was attributable to increased accounting fees for the audit of our financial statements and an increase in legal fees related to the Merger, our share exchange agreements and other corporate matters,

4.	Selling, general and administrative expenses were $168,288 as compared to $1,789 for the nine months ended September 30, 2004, an increase of $166,499.

During the nine months ended September 30, 2004, we recorded a gain from the forgiveness of liabilities of $1,092,003 related to the settlement of old accounts payable. For the nine months ended September 30, 2005, we did not have any forgiveness of debt income. As a result of these factors, we reported a net loss of $(1,060,487) or $(.02) per share for the nine months ended September 30, 2005 as compared to net income of $1,001,694 or $.02 per share for the nine months ended September 30, 2004.

Liquidity and Capital Resources

For purposes of this discussion of liquidity and capital resources, references to the ‘‘Company’’ include MDwerks as a wholly owned subsidiary and the Xeni Companies as indirect wholly owned subsidiaries of the Company. On November 16, 2005, the Company completed the initial closing of the Private Placement with gross proceeds of $1,600,000 and net proceeds to the Company of $1,310,000. The Company anticipates completing the balance of the Private Placement in an additional amount of gross proceeds of up to $3,400,000 and $4,150,000 if the over-allotment option is exercised. While the Company has sufficient funds to conduct its business and operations as they are currently undertaken for the near term, our ability to continue to implement our revenue and profit growth strategy could be adversely affected if we are unable to raise balance of the Private Placement proceeds.

Through September 30, 2005, we raised cash of $119,229 from the sale of our common stock. Additionally, we received capital contributions of $550,886 from former stockholders of the Xeni Companies.

Through September 30, 2005, we also borrowed $135,000 under 8% promissory notes. The outstanding principal and accrued and unpaid interest is due and payable on the 180th day of the note date. These notes were prepaid at the initial closing of the Private Placement. Pursuant to the terms of the notes, the Company issued four-year warrants to purchase an aggregate of 135,000 shares of common stock at a price of $1.25 per share to the noteholders.

As of September 30, 2005, we borrowed $80,000 from an unrelated individual. The loan bears interest at 8% per annum and is payable on a monthly basis, less fees. The loan shall be repaid proportionally upon repayment of certain of our notes receivable.

We used the proceeds from the sales of common stock through September 30, 2005 and proceeds from notes and loans payable for working capital purposes and to fund our note receivable of which we have $172,213 owed to us at September 30, 2005. We will continue to advance funds under note agreements to providers that subscribe to our MDwerks financial services solution.

We currently have no material commitments for capital expenditures.

Cash flows

At September 30, 2005, we had cash of $161,777.

Net cash used in operating activities was $915,402 for the nine months ended September 30, 2005 as compared to $302,101 for the nine months ended September 30, 2004.

This increase is primarily attributable to an increase in our net loss and:

1.	An increase of $13,020 in depreciation and amortization as a result of an increase in the acquisition of property and equipment,

2.	An increase of $172,213 in notes receivable as a result of funding of provider receivables,

3.	An increase of $35,384 in prepaid and other current assets for the payment of software licenses that will be amortized over the license period,

4.	An increase in accounts payable and accrued expenses related to an increase in operations,

Net cash used in investing activities increased to $75,324 for the nine months ended September 30, 2005 as compared to $172 for the nine months ended September 30, 2004. This change is primarily the result of an increase of $75,152 in capital expenditures for the acquisition of computer and office equipment and furniture during the nine months ended September 30, 2005 as compared to the prior period.

Net cash provided by financing activities was $885,115 for the nine months ended September 30, 2005 as compared to $302,273 for the nine months ended September 30, 2004. For the nine months ended September 30, 2005, we received proceeds from notes and loans payable of $215,000, received capital contributions from the former stockholders of the Xeni Companies of $550,886, and received net proceeds from the sale of our common stock of $119,229. For the nine months ended September 30, 2004, we received capital contributions of $499,090 from the former stockholders of the Xeni Companies, which was offset by the repayment of related party loans of $196,817.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements as of September 30, 2005.

Corporate Information Regarding The Company and its Subsidiaries

The Company is a corporation, organized under the laws of the State of Delaware, originally formed on July 22, 2003.

MDwerks is a corporation, organized under the laws of the State of Florida, originally formed on October 23, 2003.

Xeni Systems is a corporation organized under the laws of the State of Delaware, originally formed on July 21, 2004.

Xeni Financial is a corporation organized under the laws of the State of Florida, originally formed on February 3, 2005.

Xeni Billing is a corporation organized under the laws of the State of Delaware, originally formed on March 2, 2005.

The Company’s principal executive office is located at Windolph Center, Suite I, 1020 NW 6th Street, Deerfield Beach, Florida 33442 and its telephone number is (954) 834-0352. It’s website address is www.mdwerks.com.

Employees

The Company has 10 people who devote their full business time to its activities and 4 people who devote some of their business time to its activities.

Properties

The Company leases its offices pursuant to terms of a lease with an unaffiliated party. The Company does not own any real property.

Government Regulation

See Cautionary Statements — "MDwerks is subject to substantial government regulations.’’

Legal Proceedings

Neither the Company nor any of its subsidiaries is a party to any pending legal proceedings.

Directors and Executive Officers

The following table sets forth information regarding the members of the Company’s Board of Directors and its executive officers following the Closing Date. The directors listed below will serve until the next annual meeting of the Company’s stockholders.

Name	Age	Position
Howard Katz	64	Chief Executive Officer and Director
Solon Kandel	45	President and Director
Vincent Colangelo	62	Chief Financial Officer
Gerard Maresca	59	Vice President, Business Development
Steven M. Weiss	51	Chief Technology Officer
Tonia Pfannenstiel	36	Vice President, Compliance
David Barnes	62	Director
Peter Dunne	45	Director

The principal occupation for the past five years (and, in some instances, for prior years) of each of our directors and officers are as follows:

Howard B. Katz became, effective as of the closing of the Merger, the Company’s Chief Executive Officer and he also became a Director. Mr. Katz is currently the Chief Executive Officer and a Director of MDwerks, which positions he has held since June, 2005. Since July, 2004, Mr. Katz has been a Director and Chief Executive Officer of Xeni Systems, and Mr. Katz has been the sole Director and Chief Executive Officer of Xeni Billing since March 2005, and has been the sole Director and Chief Executive Officer of Xeni Financial since February 2005. From December, 2002 until October, 2004, Mr. Katz was Chief Executive Officer of ViewPoint Exams International, Inc., a company that facilitated independent medical examinations in connection with insurance and litigation matters. From August 1998 to December, 2002, Mr. Katz was the Chief Executive Officer of Imagine Networks, Inc., a company based in New York City that engaged in prepaid telecommunications and financial services. Mr. Katz currently serves on the Board of Directors of American United Global,

Inc., a publicly traded company. Mr. Katz has over 35 years of operating, financial and senior management experience, in both public and private companies. His responsibilities have included numerous progressive positions as CFO, President and CEO of high tech, software development and other high growth businesses, including one involving banking transactions. Mr. Katz was President of National Fiber Network, Inc. which later became MetroMedia Fiber Network, Inc. and reached a peak public market capitalization of over $30 billion. Mr. Katz has been a principal in, or helped consummate, numerous public offerings and other successful business ventures.

Solon L. Kandel became, effective as of the closing of the Merger, the Company’s President and he also became a Director. Mr. Kandel is currently the President and a Director of MDwerks, which positions he has held since June, 2005. Since July, 2004, Mr. Kandel has been a Director and President of Xeni Systems, and Mr. Kandel has been President of Xeni Billing since March 2005, and has been President of Xeni Financial since February 2005. Since November 2000, Mr. Kandel has been the Chief Executive Officer and Managing Member of The Ashwood Group, L.L.C., a venture development and business consulting company based in Springfield, New Jersey. From April 1999 to October 2000, Mr. Kandel was the President, Chief Executive Officer and a Board Member of Independent Wireless One, Inc., a wireless voice, data and internet company based in Albany, New York. Mr. Kandel has enjoyed over 15 years of progressive and diverse operating and senior management experience, ranging from start-up to large, multi-billion dollar company environments. Prior to business management, Mr. Kandel performed corporate and banking transactions law for several years and was a Senior Attorney at McCaw Cellular Communications.

Vincent Colangelo became, effective as of the closing of the Merger, the Company’s Chief Financial Officer. Since July, 2005, Mr. Colangelo was a consultant to the Company. Since March 2004, Mr. Colangelo was the President and Principal Consultant of Weston Business Advisors, Inc., a business consulting company based in Weston, Florida. From January 2003 to March 2004, Mr. Colangelo was the President of Cartridge World Florida in Weston, Florida, a master franchisee for the State of Florida for a world wide print cartridge refilling organization. From September 1995 to December 2002, Mr. Colangelo was the President and Principal Consultant of Birchwood Associates, Inc., a business consulting company based in Weston, Florida. Mr. Colangelo has over 35 years of financial executive and operational management experience. As a principal of the management consulting firms, Mr. Colangelo provided interim CFO, COO and general financial consulting services to clients ranging from small businesses to Fortune 100 companies. As interim CFO of a medical diagnostic company, Mr. Colangelo was tasked with the search for a claims processing, management and financing solution, which led that Company to MDwerks. Mr. Colangelo brings a unique combination of financial management skills, industry experience and familiarity with the MDwerks product line to the Company. Mr. Colangelo was President of a start-up multi-national publishing company and worked at Xerox’ world headquarters as a consolidations and regulatory reporting manager and as a financial planning manager.

Gerard Maresca became, effective as of the closing of the Merger, the Company’s Vice President of Business Development. Prior to joining the Company, since January 2004, Mr Maresca has operated a technology and business consulting company called GMAR, Inc. From February 2000 to October 2003, Mr. Maresca was the Executive Vice President and Chief Technology Officer of MedWerks, LLC, and was responsible for development of the Company’s products. Mr. Maresca has 28 years of technology, engineering, and program management experience, focused on hardware and software development of computer based products. Mr. Maresca has served as a hardware and software system architect, with experience in Internet and web applications. While Product Director at Intel Corp. (‘‘Intel’’) for 9 1/2 years, he managed development of Intel's i860program parallel microprocessor, product marketing, manufacturing and R&D, as well as new business development and client support. Mr. Maresca was also Vice President at Diagnostic Retrieval Systems, Inc. for 8 years until he began working with MedWerks, LLC.

Stephen M. Weiss became, effective as of the closing of the Merger, the Company’s Chief Technology Officer. Mr. Weiss has been a consultant to the Company and acting Chief Technology Officer since March 2005. From March 2002 to March 2005, Mr. Weiss was the Chief Technology Officer and Chief Operating Officer of Enterprise Technology Corporation, a financial software services consulting company that served many Fortune 500 clients. From September 1999 to November 2001, Mr. Weiss was the Chief Technology Officer at Imagine Networks, Inc., where he designed and managed the development of electronic payment systems linked to telecommunications pre-paid systems. Prior to joining Imagine Networks, Inc., he co-founded AstraTek, a software products and consulting firm that developed products and consulting services for financial and technology companies including Microsoft, IBM and Citrix. Mr. Weiss also served as Vice President at Bankers Trust Company for over 13 years, where he developed a number of advanced communication systems, including a global cryptography-based authentication system and links in Tokyo between the bank’s back office systems and the Bank of Japan’s money transfer and clearance systems.

Tonia Pfannenstiel became, effective as of the closing of the Merger, the Company’s Vice President of Compliance. Since February 2003, Ms. Pfannenstiel has been self-employed as a legal, compliance and medical billing/coding consultant, and has been a consultant to the Company since January 2005. From December 2001 to February 2003, Ms. Pfannenstiel was an Associate at Panza, Maurer & Maynard, P.A. where she was responsible for healthcare regulatory matters, including reimbursement, licensure, fraud and abuse, compliance and HIPAA. From July 2000 to December 2001, Ms. Pfannenstiel was a legal assistant at Catri, Holton, Kessler, Kessler & Tuzzio, P.A., a law firm specializing in insurance defense. Ms. Pfannenstiel has enjoyed 15 years of education and experience in healthcare operations, regulations and finance. She has extensive administrative, billing and coding experience in various healthcare fields. Ms. Pfannenstiel earned her law degree and Certification in Health Law from St. Louis University.

David Barnes became, effective as of the closing of the Merger, a director of the Company and will serve on the Company’s Audit Committee. Mr. Barnes has served as the Chief Financial Officer of American United Global, Inc., from May 15, 1996 to the present and has been Chief Financial Officer of Cyber Defense Systems, Inc. (OTCBB: CYDF) since August 1, 2005. Mr. Barnes has also been a director of American United Global, Inc. since August 1996. Mr. Barnes is also a member of the board of directors and Audit Committee of each of SearchHelp, Inc. (OTCBB: SHLP) and Roadhouse Foods, Inc. (OTCBB: RHSE) and was a director and Audit Committee member of In Veritas Medical Diagnostics from August 2004 to February 2005.

Peter Dunne became, effective as of the closing of the Merger, a director of the Company and will serve on the Company’s Audit Committee and the Company’s Compensation Committee. Mr. Dunne has spent over 20 years in communications management. Currently he is President and partner of Franklin/Trade Graphics, LLC, a full service graphic services company, a position he has held since July 2002. From March 2002 to July 2002 he was Regional General Manager for Kelmscott Communications, LLC overseeing Franklin Graphics, Trade Litho, Little River Press, and Lauderdale Graphics. From to September 2000 to July 2002 he held the position of Regional Controller for the same companies. From September 1982 to September 2000 he was Vice President and Controller of Franklin Graphics. Mr. Dunne’s other experiences include positions in Dataco, a national data entry service business, and Robertson Leasing Corp, an equipment leasing company, both formerly divisions of Robertson Financial Corporation. Pete is on the Board of Directors of the Printing Association of Florida and on the CEO Advisory Board to the Printing Industries of America.

Board of Director Composition and Committees

Immediately following the Initial Closing, the Company’s Board of Directors will be comprised of four directors, Messrs. Katz, Kandel, Barnes and Dunne. Promptly following completion of the Transaction, the Company expects to increase the size of its Board to five directors. Of the five directors, four are MDwerks’ current directors and of the remaining two director, Peter Dunne, was designated by the Placement Agent. David Barnes and Peter Dunne will serve as the initial members of the Company’s Audit Committee and Compensation Committee. The Company intends to have three independent parties serve on each of the Audit Committee and the Compensation Committee.

Director Compensation

Following the Merger, the Company intends to compensate non-management directors through the issuance of stock awards including, without limitation, stock options, restricted stock awards, stock grants and/or stock appreciation rights.

Audit Committee Financial Expert

David Barnes will serve on the Company’s Audit Committee as an audit committee financial expert. Mr. Barnes is independent (as such term is used in Item 7(d) (3) (iv) of Schedule 14A under the Exchange Act).

Executive Officer Employment Agreements

Currently, MDwerks does not have employment agreements with its executive officers and, therefore, their employment is on an ‘‘at-will’’ basis.

It is expected that the Company will enter into employment agreements with each of its senior executive officers. The Company expects that the employment agreements will be for an initial term of three years and provide for automatic successive one-year renewal terms thereafter unless terminated by either party upon 30-90 days’ prior written notice. The agreements will provide customary provisions for earlier termination for reasons such as termination by the Company for cause, death or disability of executive, certain events of change in control or termination by the executive upon good reason. The definition of ‘‘cause’’ will include termination for conduct amounting to: fraud, embezzlement, willful or illegal misconduct; indictment or conviction of the executive by a court of proper jurisdiction (or his written, voluntary and freely confession of same) of a crime which constitutes a felony or results in material injury to the property, operation or reputation of the Company or its affiliates; and other forms of misconduct customarily amounting to a termination for cause.

Each agreement will also provide for incentive bonuses payable in cash and/or equity securities of the Company or securities convertible into equity securities of the Company.

Each agreement will also provide for severance payments to the executive in the event the executive is terminated by the Company for reasons other than cause, the occurrence of certain events constituting a change in control and/or upon executive’s death or disability. The amount of any severance payment is expected to range from three to eighteen months of the executive’s base salary and bonus.

During the term of each employment agreement and for so long as the executive receives severance payments from the Company, each executive will agree to be bound by certain non-compete and non-solicitation provisions.

Indemnification of Directors and Officers

As permitted by the provisions of the Delaware General Corporation Law (the ‘‘DGCL’’), the Company has the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the Company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, our best interest and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

The Company must indemnify a director, officer, employee or agent who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer, employee or agent, against expenses actually and reasonably incurred by them in connection with the defense.

The Company may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the Company.

The DGCL also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was

•	a director, officer, employee or agent of the corporation,

•	or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises.

Such coverage may be for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the corporation has the authority to indemnify them against such liability and expenses.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to officers, directors or persons controlling our company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Incentive Compensation Plan

In November, 2005, the Company and its stockholders approved the MDwerks, Inc. 2005 Incentive Compensation Plan (the ‘‘Incentive Plan’’). The Incentive Plan covers grants of stock options, grants of equity securities, dividend equivalents and other customary items covered by such plans. Persons eligible to receive awards under the Incentive Plan are the officers, directors, employees, consultants and other persons who provide services to the Company or any Related Entity (as defined in the Incentive Plan). As of the date of this report, no awards have been granted under the Incentive Plan.

The Incentive Plan will be administered by the Company’s Compensation Committee, however, the Board of Directors can exercise any power or authority granted to the Compensation Committee under the Incentive Plan, unless expressly provided otherwise in the Incentive Plan.

The Company will reserve between five to ten percent of the Company’s authorized Common Stock for issuance pursuant to grants under the Incentive Plan.

Executive Compensation

Prior to the acquisition of MDwerks, the Company did not have a bonus, profit sharing, or deferred compensation plan for the benefit of employees, officers or directors. The company did not pay any salaries to its officers, directors or employees for the years ended December 31, 2004 and for the nearly nine months ended September 25, 2005.

The following executives of the Company received compensation from MDwerks and Xeni Systems in the amounts set forth in the chart below for the nearly nine months ended September 25, 2005. No other item of compensation was paid to any officer or director of the Company other than reimbursement of expenses.

SUMMARY COMPENSATION TABLE

		Annual Compensation						Long-Term Compensation
								Awards	Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Restricted Stock Award(s)		Securities Underlying Options /SARs	LTIP Payouts	All Other Compensation
Howard Katz	2005		—	$50,769	[1]	—		—	—	—
Chief Executive Officer and Director	2004	$4,231	—	—		$28,800	[2]	—	—	—
Solon Kandel	2005		—	$46,154	[3]	—		—	—	—
President and Director	2004	$3,846	—	—		$20,000	[4]	—	—	—
Vincent Colangelo	2005	$2,885	—	$25,500	[5]	—		—	—	—
Chief Financial Officer	2004	—	—	—		—		—	—	—
Gerard Maresca	2005	$2,885		$90,185	[6]	—		—	—	—
Vice President, Business Development	2004	—	—	—		—		—	—
Steven M. Weiss	2005	$2,308		$67,000	[7]	—		—	—	—
Chief Technology Officer	2004	—		—		—		—	—	—
Tonia Pfannenstiel	2005	$1,827		$43,191	[8]	—		—	—	—
Vice President, Compliance	2004	—		—		—		—	—	—

1	$18,333 was paid to Mr. Katz as consulting fees and $32,436 was paid to Greater Condor Evaluations, Inc., an entity owned and controlled by Mr. Katz, as consulting fees.

2	720,000 shares of Common Stock of MDwerks Global Holdings, Inc., were issued to 7/31/42 Corp., an entity controlled by Mr. Katz, for services rendered at a value of $0.04 per share. Such shares were exchanged for 113,813 shares of Class A Common Stock of the Company in connection with the Merger.

3	$33,333 was paid to Mr. Kandel as consulting fees and $12,821 was paid to The Ashwood Group, LLC, an entity owned and controlled by Mr. Kandel, as consulting fees.

4	500,000 shares of Common stock of MDwerks Global Holdings, Inc., were issued to Mr. Kandel for services rendered at a value of $0.04 per share. Such shares were exchanged for 79,037 shares of Class A Common Stock in connection with the Merger.

5	Paid as consulting fees to Weston Business Advisors, Inc., a corporation owned and controlled by Mr. Colangelo.

6	Paid as consulting fees to GMAR, Inc., a corporation owned and controlled by Mr. Maresca.

7	Paid as consulting fees to Argent Consulting Services, Inc., a corporation owned and controlled by Mr. Weiss.

8	Paid as consulting fees to Ms. Pfannenstiel.

Certain Relationships and Related Transactions

Stephen Katz, the son of Howard Katz, the Company’s Chief Executive Officer, is a partner at Peckar & Abramson, P.C., which is the Company’s outside legal counsel. The Company is charged Peckar & Abramson’s standard billing rates for legal services rendered.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the number of shares of Common Stock beneficially owned on November 16, 2005, the Closing Date, by each person who is known by the Company to beneficially own 5% or more of the Company’s Common Stock, each of the Company’s directors and executive officers, and all of the Company’s directors and executive officers, as a group:

	No. of Shares		Percentage of Shares Outstanding
Name of Beneficial Owner
Howard B. Katz	1,197,814	(1)	10.3%
Solon Kandel	1,018,310		8.8%
Vincent Colangelo	0		0.0%
Steven Weiss	65,809		0.6%
Gerard Maresca	71,713		0.6%
Tonia Pfannenstiel	23,350		0.2%
David Barnes	0		0.0%
Peter Dunne	39,519		0.3%
Directors and officers as a group (8 persons):	2,416,515		20.8%
Persons known to beneficially own more than 5% of the outstanding Common Stock:
MedWerks, LLC	5,115,912	(2)	44.1%

(1)	Includes 113,813 shares of Common Stock owned by 7/31/42 Corp., an entity controlled by Howard Katz as the sole officer and director. Mr. Katz is not a shareholder of 7/31/42 Corp.

(2)	These shares are owned by MedWerks, LLC, an entity controlled by Dr. Jack Nudel, MDwerks’ former Chairman, as Managing Member and as majority member.

Description of Securities

Upon closing the acquisition of MDwerks, and the filing of a certificate of amendment with the State of Delaware, the total number of shares that the Company will be authorized to issue will be 100 million shares of common stock, par value $0.001 per share, and 10 million shares of preferred stock, par value $0.001 per share.

All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitled the hold thereof (a) to one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (b) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (c) to participate pro rata in any distribution of assets available for distribution upon liquidation. Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights.

The Company’s amended certificate of incorporation also provides that the board of directors has the flexibility to set new classes, series, and other terms and conditions of the preferred shares. Preferred shares may be issued from time to time in one or more series in the discretion of the board of directors. The board has the authority to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

Preferred shares may be issued in the future by the board without further stockholder approval and for such purposes as the board deems in the best interest of our company including future stock splits and split-ups, stock dividends, equity financings and issuances for acquisitions and business combinations. In addition, such authorized but unissued common and preferred shares could be used by the board of directors for defensive purposes against a hostile takeover attempt, including (by way of example) the private placement of shares or the granting of options to purchase shares to persons or entities sympathetic to, or contractually bound to support, management. We have no such present arrangement or understanding with any person. Further, the common and preferred shares may be reserved for issuance upon exercise of stock purchase rights designed to deter hostile takeovers, commonly known as a ‘‘poison pill.’’

Cautionary Statements

MDwerks is an early-stage company with a very limited operating history, making it difficult to accurately forecast its revenues and approximately plan its expenses.

The Xeni Companies first began operations as Xeni Systems, when, in October 2004, Xeni Systems acquired substantially all of the assets of MEDWerks, LLC. MEDWerks, LLC, commenced operations in 2000 and focused the majority of its capital and time developing software programs for the medical transaction system employed by Xeni Systems. From its inception, MEDWerks, LLC incurred substantial net losses in each fiscal year of operation. MEDWerks, LLC closed down its business operations in October 2003, before ever launching its products and services commercially. Xeni Financial was formed in February 2005 and currently provides its products and services only to customers of Xeni Systems. Xeni Billing was formed in March 2005 and currently provides its products and services only to customers of Xeni Systems. MDwerks Global Holdings, Inc. was originally formed in October 2003 for the purpose of operating a business as a provider of telecommunications products and services. In April 2004, MDwerks discontinued its telecommunications business and in December 2004, MDwerks began to focus on developing the business of Xeni Systems. Accordingly, MDwerks should be viewed as an early-stage entity with a very limited operating history.

MDwerks has focused its business plans on finalizing the development of the products and services offered by the Xeni Companies, and launching those products and services. Because MDwerks is an early-stage company, it is difficult to accurately forecast its revenues and expenses. Additionally, as an early-stage company, MDwerks’ operations will continue to be subject to risks inherent in the establishment of a new business, including, among other things, efficiently deploying its capital, developing its product and services offerings, developing and implementing its marketing campaigns and strategies and developing awareness and acceptance of its products. MDwerks’ ability to generate future revenues will be dependent on a number of factors, many of which are beyond its control, including the pricing of other services, overall demand for its products, market competition and government regulation. As with any investment in an early-stage company, ownership of of securities of the Company may involve a high degree of risk and is not recommended if an investor cannot reasonably bear the risk of a total loss of his or her investment.

MDwerks has historically incurred significant losses and may not be profitable in the future. In addition, MDwerks intends to continue to spend resources on maintaining and strengthening its business and this may cause its operating expenses to increase and operating results to decrease.

MDwerks has experienced significant net losses since its inception. MDwerks is expected to continue to incur additional substantial operating and net losses for the foreseeable future. The profit potential of MDwerks’ business model is unproven, and, to be successful, MDwerks must, among other things, develop and market products and services that would be widely accepted by potential users of such products and services at prices that will yield a profit. If MDwerks’ products and services cannot be commercially developed and launched, and do not achieve or sustain broad market acceptance, MDwerks’ business, operating results and financial condition will be materially adversely affected.

If MDwerks continues to incur losses in future periods, it may be unable to retain employees or fund investments in its systems development, sales and marketing programs, research and development and business plan. There can be no assurance that MDwerks will ever obtain sufficient revenues to exceed its cost structure and achieve profitability. If MDwerks does achieve profitability, there can be no assurance that it may sustain or increase profitability in the future.

MDwerks may need to raise additional capital in the future and may need to initiate other operational strategies to continue its operations.

As of the date of this report on form 8-K, gross proceeds to the Company from the Private Placement were $1.6 million. This amount may be insufficient for MDwerks to implement its business plan as anticipated and may require the Company to seek additional debt or equity financing in the near future, as it may be unable to generate positive cash flow as a result of its operations. As the business of MDwerks develops, MDwerks may need to raise capital through the incurrence of additional long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions in order to complete further investments. This could result in dilution of existing equity positions, increased interest expense, decreased net income and diminished shareholder’s value. In addition, significant capital requirements associated with such investments may impair MDwerks’ ability to pay dividends (although MDwerks does not anticipate paying any dividends on its Common Stock in the foreseeable future) or interest on indebtedness or to meet its operating needs. There can be no assurance that acceptable financing for future investments can be obtained on suitable terms, if at all.

Competition from providers of similar products and services could materially adversely affect MDwerks’ revenues and financial condition.

MDwerks competes in a rapidly evolving, highly competitive and fragmented market. MDwerks expects competition to intensify in the future. There can be no assurance that MDwerks will be able to compete effectively. MDwerks believes that the main competitive factors in the medical transactions processing, billing, payment and financing industry include effective marketing and sales, brand recognition, product quality, product placement and availability, niche marketing and segmentation and value propositions. They also include benefits of one's company, product and services, features and functionality, and cost. Many of MDwerks’ competitors are established, profitable and have strong attributes in many, most or all of these areas. They may be able to leverage their existing relationships to offer alternative products or services at more attractive pricing or with better customer support. Other companies may also enter MDwerks’ markets with better products or services, greater financial and human resources and/or greater brand recognition. Competitors may continue to improve or expand current products and introduce new products. MDwerks may be perceived as relatively too small or untested to be awarded business relative to the competition. To be competitive, MDwerks will have to invest significant resources in business development, advertising and marketing.  MDwerks may also have to rely on strategic partnerships for critical branding and relationship leverage, which partnerships may or may not be available or sufficient. MDwerks cannot assure that it will have sufficient resources to make these investments or that MDwerks will be able to make the advances necessary to be competitive. Increased competition may result in price reductions, reduced gross margin and loss of market share. Failure to compete successfully against current or future competitors could have a material adverse effect on the Company’s business, operating results and financial condition.

The success of Xeni Financial and Xeni Billing will be dependent upon the technology of Xeni Systems.

Xeni Financial and Xeni Billing will rely almost exclusively on the technology of Xeni Systems. Management contemplates that neither Xeni Financial nor Xeni Billing will operate as a stand-alone business, but will provide products and services that are ancillary to the products and services of Xeni Systems. As a result, the success of MDwerks’ business proposition is materially and substantially dependent on the technology of Xeni Systems (and the availability, operability and use of such technology in whole or in part). If the technology of Xeni Systems is not operational and usable by the Xeni Companies, the Xeni Companies will be unable to operate, as their systems are dependent upon such technology.

Xeni Systems’ products and services were designed and built using certain key technologies and licenses from a limited number of suppliers. MDwerks will depend on these other companies for software updates, technical support and possibly for system management or for new product development. Although MDwerks believes there might be alternative suppliers for some or all of these technologies, it would take a significant period of time and money to establish relationships with alternative suppliers and substitute their technologies for technologies currently being used. The loss of any of MDwerks’ relationships with these suppliers could have a material adverse effect on the Company’s business, operating results and financial condition.

The failure of MDwerks’ systems could materially and adversely impact the Company.

MDwerks’ operations are dependent upon its ability to support its highly complex network infrastructure and avoid damage from fires, earthquakes, floods, hurricanes, power losses, war, terrorist attacks, telecommunications failures and similar natural or manmade events. The occurrence of a natural disaster, intentional or unintentional human error or action, or other unanticipated problem could cause interruptions in the services provided by MDwerks. Additionally, the failure of MDwerks’ third-party backbone providers to provide the data communications capacity required by MDwerks, as a result of natural disaster, operational disruption or any other reason could cause interruptions in the services provided by MDwerks. Any damage or failure that causes interruptions in MDwerks’ operations could have a material adverse effect on the Company’s business, operating results and financial condition.

If MDwerks does not protect its proprietary technology and intellectual property rights against infringement or misappropriation and defend against third parties assertions that MDwerks has infringed on their intellectual property rights, MDwerks may lose its competitive advantage, which could impair MDwerks’ ability to grow its revenues.

A United States business process patent application regarding elements of the MDwerks System was filed by Xeni Systems’ predecessor, MedWerks, LLC, on April 15, 2002. The application is pending the US Patent Office’s determination of allowance. Former patent counsel, DLA Piper, Rudnick Gray Cary (‘‘Piper Rudnick’’), Washington, DC, has advised that a response should be forthcoming from the US Patent Office as early as within the next 6 months. If the response from the US Patent Office is unfavorable or only partially successful, the process may be extended up to 3 years and MDwerks could incur substantial expenses in prosecuting the patent. Management plans to undertake prosecution of the patent filing to conclusion, if practical and economical.

Piper Rudnick has also advised that while the Patent application was included as part of assets contributed by MEDWerks, LLC to Xeni Systems in October 2004, a separate assignment of the patent application must be made from MDwerks, LLC to Xeni Systems and filed with the US Patent office. While MDwerks, LLC has agreed to complete the assignment and is obligated to do so, Xeni Systems will not have clear title to the application until the assignment is complete. Part of the proceeds of the Private Placement will be used to complete the assignment.

There is no assurance that the patent application will be successfully completed and if completed, there can be no assurance that the patent will afford meaningful protection of MDwerks’ intellectual property rights. Despite efforts to protect MDwerks’ intellectual property rights, unauthorized parties may attempt to copy aspects of the MDwerks System or the source code to software comprising the MDwerks System or to obtain or use information that is proprietary. The scope of any intellectual property rights that MDwerks has is uncertain and is not sufficient to prevent infringement claims against MDwerks or claims that MDwerks has violated the intellectual property rights of third parties. While MDwerks knows of no basis for any claims of this type, the existence of and ownership of intellectual property can be difficult to verify and MDwerks has not made an exhaustive search of all patent filings. If any of MDwerks’ proprietary rights are misappropriated or it is forced to defend its intellectual property rights, MDwerks will have to incur substantial costs. MDwerks may not have the financial resources to prosecute any infringement claims that it may have or defend against any infringement claims that are brought against it, or choose to defend such claims. Even if MDwerks does, defending or prosecuting its intellectual property rights will divert valuable working capital and management’s attention form business and operational issues.

MDwerks Relies On Key Personnel Whose Continued Service Is Not Guaranteed.

MDwerks’ operations have been and will continue be dependent on the efforts of each of Mr. Howard Katz, its chief executive officer and Mr. Solon Kandel, its President. Activation for demonstration and later commercial launch, of the MDwerks System is dependent on retaining the services of Gerry Maresca, the former CTO of MDwerks, LLC and its chief architect, and certain technical personnel who were involved in the development of MDwerks’ products and services. The loss of key management, the inability to secure or retain such key legacy personnel with unique knowledge of the system, the failure to transfer knowledge from legacy personnel to the Company’s personnel, or an inability to attract, retain and motivate sufficient numbers of other qualified management personnel on the part of MDwerks would adversely delay and affect MDwerks’ business, products and services and could have a material adverse effect on the Company’s business, operating results and financial condition.

MDwerks Will Need To Attract Skilled Personnel.

MDwerks’ future success depends, in large part, on its ability to attract and retain highly skilled personnel. The inability of MDwerks to attract or retain qualified personnel in the future or any delays in hiring required personnel, particularly technical, sales, marketing and financial personnel, could adversely affect the Company’s business, operating results and financial condition.

MDwerks will need to expand its sales operations and marketing operations in order to increase market awareness of its products and generate revenues. New sales personnel and marketing personnel will require training and it will take time to achieve full productivity. Competition for such personnel is intense. MDwerks cannot be certain that it will successfully attract and retain additional qualified personnel.

The use of independent sales representatives or distributors will subject MDwerks to certain risks.

MDwerks expects to generate a substantial portion of its revenue from independent sales representatives or distributors. Such representatives and distributors may not be required to meet sales quotas and MDwerks’ ability to manage independent sales representatives or distributors to performance standards is unknown. Failure to generate revenue from these sales representatives or distributors would have a negative impact on MDwerks’ business. Furthermore, a loss of one or more key distributors could cause a significant negative impact on the Company’s overall business, operating results and financial condition.

MDwerks’ business may subject it to risks related to nationwide or international operations.

If MDwerks may offer its products and services on a national, or even international, basis, distribution would be subject to a variety of associated risks, any of which could seriously harm the Company’s business, financial condition and results of operations.

These risks include:

•	greater difficulty in collecting accounts receivable;

•	satisfying import or export licensing and product certification requirements;

•	taxes, tariffs, duties, price controls or other restrictions on out-of-state companies, foreign currencies or trade barriers imposed by states or foreign countries;

•	potential adverse tax consequences, including restrictions on repatriation of

•	earnings;

•	fluctuations in currency exchange rates;

•	seasonal reductions in business activity in some parts of the country or the world;

•	unexpected changes in local, state, federal or international regulatory requirements;

•	burdens of complying with a wide variety of state and foreign laws;

•	difficulties and costs of staffing and managing national and foreign operations;

•	different regulatory and political climates and/or political instability;

•	the impact of economic recessions in and outside of the United States; and

•	limited ability to enforce agreements, intellectual property and other rights in foreign territories.

MDwerks is subject to substantial government regulation.

The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level and to change healthcare financing and reimbursement systems, such as the Balanced Budget Act of 1997 and the Medicare Modernization Act of 2003. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Current or future government regulations or healthcare reform measures may affect our business. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in MDwerks’ products and services.

The medical billing and collection activities of MDwerks are governed by numerous federal and state civil and criminal laws. Federal and state regulators use these laws to investigate healthcare providers and companies that provide billing and collection services. In connection with these laws, the Company may be subjected to federal or state government investigations and possible penalties may be imposed, false claims actions may have to be defended, private payors may file claims against the Company, and the Company may be excluded from Medicare, Medicaid or other government-funded healthcare programs. Some of these laws may carry strict liability provisions that impose responsibilities and liabilities on MDwerks without any wrongdoing or negligence on MDwerks’ part.

While neither MDwerks nor the Company is currently the subject of any litigation, the Company may become the subject of false claims litigation or additional investigations relating to MDwerks’ lending, billing and collection activities, even when simply passing on claims originating from and edited by third parties for content. Any such proceeding or investigation could have a material adverse effect on the Company’s business, operating results and financial condition.

Under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, final rules were published regarding standards for electronic transactions as well as standards for privacy and security of individually identifiable health information. The HIPAA rules set new or higher standards for the healthcare industry in handling healthcare transactions and information, with penalties for noncompliance. MDwerks has incurred and will continue to incur costs to comply with these rules. Compliance with these rules may prove to be more costly than is anticipated by MDwerks. Failure to comply with such rules may have a material adverse effect on the Company’s business and may subject the Company to civil and criminal penalties as well as loss of customers.

MDwerks will rely upon third parties to provide data elements to process electronic medical claims in a HIPAA compliant format. While MDwerks believes it will be fully and properly prepared to process electronic medical claims in a HIPAA-compliant format, there can be no assurance that third parties, including healthcare providers and payors, will likewise be prepared to supply all the data elements required to process electronic medical claims and make electronic remittance under HIPAA's standards. MDwerks has made and expects to continue to make investments in product enhancements to support customer operations that are regulated by HIPAA. Responding to HIPAA's impact may require MDwerks to make investments in new products or charge higher prices.

HIPAA, in part, governs the collection, use, storage and disclosure of health information for the purpose of safeguarding the privacy and security of such information. Persons who believe health information has been misused or disclosed improperly may file complaints against offending parties, which may lead to investigation and potential civil and criminal penalties from Federal or state governments.

The passage of HIPAA is part of a wider healthcare reform initiative. MDwerks expects that the debate on healthcare reform will continue. MDwerks also expects that the federal government as well as state governments will pass laws and issue regulations addressing healthcare issues and reimbursement of healthcare providers. MDwerks cannot predict whether the governmental-bodies regulators will enact new legislation and regulations, and, if enacted, whether such new developments will adversely affect the Company’s business, operating results or financial condition.

Many healthcare providers who are potential MDwerks clients may have existing systems that do not generate electronic files in a HIPAA-compliant format.

Many healthcare providers have practice management systems that do not have electronic interfaces which produce a HIPAA compliant form. If the interface doesn't exist, they must purchase a new system from a third party, which may be expensive and not a desirable business proposition for such healthcare providers. If claims cannot be submitted electronically, the claims data must be manually entered into the MDwerks System which can be time consuming and duplicative of work already done by a healthcare provider. Manually entering the data also subjects claims to greater risk of human error in the data entry process. While MDwerks believes it can provide solutions to healthcare providers to enable them to establish electronic interfaces to submit claims electronically in a HIPAA compliant manner, there can be no assurance healthcare providers will be willing to implement the solutions proposed by MDwerks.

If healthcare providers can not supply electronic medical claims and such claims are processed manually rather than electronically, it could be a materially adversely affect the Company’s business, operating results or financial condition.

MDwerks may make errors in processing information provided by the Company’s clients and, as a result, the Company may suffer losses.

MDwerks will receive detailed information provided by clients. Even if clients provide full and accurate disclosure of all material information to be submitted as part of a claim for payment, such information may be misinterpreted or incorrectly analyzed. Mistakes by the MDwerks’ personnel may cause the Company to incur liability to its clients in connection with such mistakes.

Products sold by MDwerks may subject the Company to product liability claims.

Products sold by MDwerks may fail to perform in a variety of ways, and services provided by MDwerks may not meet customer expectations, including shipping a product which is either late, does not meet customer requirements or expectations, or is lost, damaged, stolen or corrupted, or which faces frequent Internet service interruptions, which take it off-line. Such problems would seriously harm MDwerks’ credibility, market acceptance of its products and the value of MDwerks’ brands. In addition, such problems may result in liability for damages arising out of product liability of MDwerks’ products. The occurrence of some of these types of problems may seriously harm the Company’s business, operating results and financial condition.

MDwerks’ systems are subject to certain security risks.

Despite the implementation of security measures, MDwerks’ systems may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Companies have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of MDwerks and its subscribers, which may result in liability to subscribers and also may deter potential subscribers. Although MDwerks intends to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there can be no assurance that measures implemented by MDwerks will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to MDwerks’ subscribers, which could have a material adverse effect on the Company’s business, operating results and financial condition.

Xeni Financial will need to enter into a banking relationship to offer the advanced funding features ancillary to the MDwerks System.

Xeni Financial will need to enter into agreements with financial institutions to enable it to offer sufficient funds for the advance funding feature of the MDwerks System, which allows customers to utilize receivables to receive advance funding from such financial institutions through the MDwerks system. To date, Xeni Financial has no such agreement with any financial institution. There can be no assurance that Xeni Financial will be able to enter into such an agreement with a financial institution. The failure to enter into such an agreement with a financial institution will have a material adverse effect on the Company’s business, operating results and financial condition.

Xeni Financial may not recover the value of amounts that it lends to healthcare providers.

With respect to loans made by Xeni Financial to Providers, Xeni Financial expects to experience charge-offs in the future. A charge-off occurs when all or part of the principal of a particular loan is no longer recoverable and will not be repaid. If Xeni Financial were to experience material losses on its loan portfolio, it would have a material adverse effect on Xeni Financial’s ability to fund the Company’s business and, to the extent the losses exceed the Company’s provision for loan losses, the Company’s revenues, net income and assets.

Other commercial finance companies have experienced charge offs. In addition, like other commercial finance companies, Xeni Financial may experience missed and late payments, failures by clients to comply with operational and financial covenants in their loan agreements and client performance below that which it expected when it originated the loan. Any of the events described in the preceding sentence may be an indication that the Company’s (through Xeni Financial) risk of loss with respect to a particular loan has materially increased.

Xeni Financial intends to make loans to privately owned small and medium-sized companies, which present a greater risk of loss than larger companies.

Xeni Financial’s portfolio will consist primarily of commercial loans to small and medium-sized, privately owned medical practices, and to vendors and suppliers, such as diagnostic companies. Compared to larger, publicly owned firms, these companies generally have more limited access to capital and higher funding costs, may be in a weaker financial position and may need more capital to expand or compete. These financial challenges may make it difficult for clients to make scheduled payments of interest or principal on loans. Accordingly, advances made to these types of clients entail higher risks than advances made to companies who are able to access traditional credit sources.

Numerous factors may affect a client’s ability to make scheduled payments on its loan, including the failure to meet its business plan or a downturn in its industry. In part because of their smaller size, the clients of Xeni Financial may:

•	experience significant variations in operating results;

•	depend on the management talents and efforts of a single individual or a small group of persons for their success, the death, disability or resignation of whom could materially harm the client’s financial condition or prospects;

•	have less skilled or experienced management personnel than larger companies; or

•	could be adversely affected by policy or regulatory changes and changes in reimbursement policies of insurance companies.

Accordingly, any of these factors could impair a client’s cash flow or result in other events, such as bankruptcy, which could limit that client’s ability to repay its obligations to Xeni Financial, and may lead to losses in Xeni Financial’s portfolio and a decrease in its revenues, net income and assets and result in a material adverse effect on the Company’s business, operating results and financial condition.

Xeni Financial’s lack of operating history makes it difficult to accurately judge the credit performance of Xeni Financial’s portfolio and, as a result, increases the risk that the allowance for loan losses may prove inadequate.

The business of Xeni Financial depends on the creditworthiness of its clients. While Xeni Financial will conduct extensive due diligence and a thorough review of the creditworthiness of each of its clients, this review requires the application of significant judgment by the Xeni Financial’s management, which judgment may not be correct.

The Company will maintain an allowance for loan losses on the Company’s consolidated financial statements in an amount that reflects the Company’s judgment concerning the potential for losses inherent in the portfolio of Xeni Financial. Because Xeni Financial has not yet recorded any loan charge-offs, the Company’s reserve rate was developed independent of the historical performance of Xeni Financial’s portfolio. Because Xeni Financial’s lack of operating history and the relative lack of seasoning of its loans make it difficult to judge the credit performance of Xeni Financial’s portfolio, there can be no assurance that the estimates and judgment with respect to the appropriateness of the Company’s allowance for loan losses are accurate. The Company’s allowance may not be adequate to cover credit losses in Xeni Financial’s portfolio as a result of unanticipated adverse changes in the economy or events adversely affecting specific clients, industries or markets. If the Company’s allowance for loan losses is not adequate, the Company’s net income will suffer, and the Company’s financial performance and condition could be significantly impaired.

Xeni Financial may not have all of the material information relating to a potential client at the time that it makes a credit decision with respect to that potential client, or at the time it advances funds to the client.

Xeni Financial may suffer losses on loans or make advances that it would not have made if it had all of the material information about clients.

There is generally no publicly available information about the privately owned companies to which Xeni Financial will typically lend. Therefore, it must rely on its clients and the due diligence efforts of its employees to obtain the information that it will consider when making credit decisions. To some extent, Xeni Financial’s employees depend and rely upon the management of these companies to provide full and accurate disclosure of material information concerning their business, financial condition and prospects. If Xeni Financial’s employees do not have access to all of the material information about a particular client’s business, financial condition and prospects, or if a client’s accounting records are poorly maintained or organized, Xeni Financial may not make a fully informed credit decision which may lead, ultimately, to a failure or inability to recover the loan in its entirety.

Xeni Financial may make errors in evaluating accurate information reported by its clients and, as a result, the Company may suffer losses on loans or advances that Xeni Financial would not have made if it had properly evaluated the information.

Xeni Financial intends to make loans based on detailed financial information provided to it by its clients. Even if clients provide Xeni Financial with full and accurate disclosure of all material information concerning their businesses, Xeni Financial may misinterpret or incorrectly analyze this information. Mistakes by Xeni Financial’s staff may cause it to make loans that it otherwise would not have made, to fund advances that it otherwise would not have funded or result in losses on one or more existing loans.

A client’s fraud could cause the Company to suffer losses.

A client could defraud Xeni Financial by, among other things:

•	directing the proceeds of collections of its accounts receivable to bank accounts other than established lockboxes;

•	failing to accurately record accounts receivable aging;

•	overstating or falsifying records showing accounts receivable; or

•	providing inaccurate reporting of other financial information.

The failure of a client to accurately report its financial position, compliance with loan covenants or eligibility for additional borrowings could result in the loss of some or the entire principal of a particular loan or loans including, in the case of revolving loans, amounts Xeni Financial may not have advanced had it possessed complete and accurate information.

Xeni Financial’s concentration of loans to a limited number of borrowers within a particular industry, such as the healthcare industry, could impair the Company’s revenues, if the industry were to experience economic difficulties.

Defaults by Xeni Financial’s clients may be correlated with economic conditions affecting particular industries. As a result, if the healthcare industry were to experience economic difficulties, the overall timing and amount of collections on Xeni Financial’s loans to clients may differ from what it expected and result in material harm to the Company’s revenues, net income and assets.

The dependence by Xeni Financial’s clients on reimbursement revenues could cause it to suffer losses in several instances:

•	If clients fail to comply with operational covenants and other regulations imposed by these programs, they may lose their eligibility to continue to receive reimbursements under the program or incur monetary penalties, either of which could result in the client’s inability to make scheduled payments.

•	If reimbursement rates do not keep pace with increasing costs of services to eligible recipients, or funding levels decrease as a result of increasing pressures from carriers to control healthcare costs, clients may not be able to generate adequate revenues to satisfy their obligations.

•	If a healthcare client were to default on its loan, Xeni Financial would be unable to invoke the its rights to the pledged receivables directly as the law prohibits payment of amounts owed to healthcare providers under the Medicare and Medicaid programs to be directed to any entity other than the actual providers. Consequently, a court order would be needed to force collection directly against these governmental payors. There is no assurance that Xeni Financial would be successful in obtaining this type of court order.

Xeni Financial may be unable to recognize or act upon an operational or financial problem with a client in a timely fashion so as to prevent a loss of the Company’s loan to that client.

Xeni Financial’s clients may experience operational or financial problems that, if not timely addressed by Xeni Financial, could result in a substantial impairment or loss of the value of the loan to the client. Xeni Financial may fail to identify problems, because its client did not report them in a timely manner or, even if the client did report the problem, Xeni Financial may fail to address it quickly enough or at all. As a result, Xeni Financial could suffer loan losses, which could have a material adverse effect on the Company’s revenues, net income and results of operations.

The collateral securing a loan may not be sufficient to protect Xeni Financial from a partial or complete loss if the loan becomes non-performing, and Xeni Financial is required to foreclose.

While most of Xeni Financial’s loans will be secured by a lien on specified collateral of the client, there is no assurance that the collateral securing any particular loan will protect Xeni Financial from suffering a partial or complete loss if the loan becomes non-performing and Xeni Financial moves to foreclose on the collateral. The collateral securing Xeni Financial’s loans is subject to inherent risks that may limit its ability to recover the principal of a non-performing loan. Risks that may affect the value of accounts receivable in which Xeni Financial may take a security interest include, among other things, the following:

•	problems with the client’s underlying agreements with insurance carriers, which result in greater than anticipated, disputed accounts;

•	unrecorded liabilities;

•	the disruption or bankruptcy of key obligor who is responsible for material amounts of the accounts receivable; or

•	the client misrepresents, or does not keep adequate records of, important information concerning the amounts and aging of its accounts receivable.

Any one or more of the preceding factors could materially impair Xeni Financial’s ability to recover principal in a foreclosure on the related loan.

Xeni Financial’s cash flow loans are not fully covered by the value of tangible assets or collateral of the client and, consequently, if any of these loans becomes non-performing, Xeni Financial could suffer a loss of some or all of its value in the loan.

The risks inherent in cash flow lending include, among other things, the following:

•	reduced use of or demand for the client’s services and, thus, reduced cash flow of the client to service the loan as well as reduced value of the client as a going concern;

•	poor accounting systems of the client, which adversely affect the ability to accurately predict the client’s cash flows;

•	economic downturns, political events, regulatory changes, litigation or acts of terrorism that affect the client’s business, financial condition and prospects; and

•	poor management performance.

Errors by or dishonesty of Xeni Financial employees could result in loan losses.

Xeni Financial will rely heavily on the performance and integrity of its employees and employees of the other Xeni Companies in making initial credit decisions with respect to loans and in servicing the loans after they have closed. Because there is generally little or no publicly available information about the clients to whom Xeni Financial will lend, Xeni Financial cannot independently confirm or verify the information employees provide for use in making credit and funding decisions. Errors by employees in assembling, analyzing or recording information concerning clients could cause Xeni Financial to originate loans or fund subsequent advances that it would not otherwise originate or fund. This could result in losses. Losses could also arise if any employees were dishonest. A dishonest employee could collude with clients to misrepresent the creditworthiness of a prospective client or to provide inaccurate reports regarding the client’s compliance with the covenants in its loan agreement. If, based on an employee’s dishonesty, Xeni Financial made a loan to a client that was not creditworthy or failed to exercise its rights under a loan agreement against a client that was not in compliance with covenants in the agreement, Xeni Financial could lose some or the entire principal of the loan. Further, if Xeni Financial determines to pursue remedies against a dishonest employee, the costs of pursuing such remedies could be substantial and there can be no assurance that the Company will be able to obtain an adequate remedy against a dishonest employee to offset losses caused by such employee.

If interest rates rise, some of Xeni Financial’s existing clients may be unable to service interest on their loans.

Virtually all of Xeni Financial’s loans will bear interest at floating interest rates. To the extent interest rates increase, monthly interest obligations owed by clients will also increase. Some clients may not be able to make the increased interest payments, resulting in defaults on their loans.

Loans could be subject to equitable subordination by a court and thereby increase the risk of loss with respect to such loans.

Courts have, in some cases, applied the doctrine of equitable subordination to subordinate the claim of a lending institution against a borrower to claims of other creditors of the borrower, when the lending institution is found to have engaged in unfair, inequitable or fraudulent conduct. The courts have also applied the doctrine of equitable subordination when a lending institution or its affiliates are found to have exerted inappropriate control over a client, including control resulting from the ownership of equity interests in a client. Payments on one or more of Xeni Financial’s loans, particularly a loan to a client in which Xeni Financial also holds equity interests, may be subject to claims of equitable subordination. If, when challenged, these factors were deemed to give Xeni Financial the ability to control or otherwise exercise influence over the business and affairs of one or more of its clients, this control or influence could constitute grounds for equitable subordination. This means that a court may treat one or more of Xeni Financial’s loans as if it were common equity in the client. In that case, if the client were to liquidate, Xeni Financial would be entitled to repayment of its loan on an equal basis with other holders of the client’s common equity only after all of the client’s obligations relating to its debt and preferred securities had been satisfied. One or more successful claims of equitable subordination against Xeni Financial could have an adverse effect on the Company’s business, operating results and financial condition.

The Company may incur lender liability as a result of the Xeni Financial’s lending activities.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed ‘‘lender liability.’’ Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. Xeni Financial may be subject to allegations of lender liability. There can be no assurance that these claims will not arise or that Xeni Financial will not be subject to significant liability if a claim of this type did arise. Such liability could result in a material adverse effect on the Company’s business, operating results and financial condition.

Xeni Financial’s lending activities are subject to additional governmental regulations and future regulations may make it more difficult for Xeni Financial to operate on a profitable basis.

Xeni Financial’s healthcare finance business is subject to numerous federal and state laws and regulations, which, among other things, may (i) require Xeni Financial to obtain and maintain certain licenses and qualifications, (ii) limit the interest rates, fees and other charges that Xeni Financial is permitted to collect, (iii) limit or prescribe certain other terms of its finance receivables arrangements with clients, and (iv) subject Xeni Financial to certain claims, defenses and rights of offset. Although Xeni Financial believes that its current business plan is in compliance with statutes and regulations applicable to its business, there can be no assurance that it will be able to maintain such compliance without incurring significant expense. The failure to comply with such statutes and regulations could have a material adverse effect upon the Company. Furthermore, the adoption of additional statutes and regulations, changes in the interpretation and enforcement of current statutes and regulations, or the expansion of the healthcare finance business into jurisdictions that have adopted more stringent regulatory requirements than those in which Xeni Financial currently conducts business could have a material adverse effect upon the Company’s business, operating results and financial condition.

There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental provider payment programs (‘‘Government Programs’’) will not have an adverse effect on the Company or that payments under Government Programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Concern about the potential effects of the proposed reform measures has contributed to the volatility of prices of securities of companies in healthcare and related industries, and may similarly affect the price of the Company's Common Stock in the future.

In addition, certain private reform efforts have been instituted throughout the healthcare industry, including the capitation of certain healthcare expenditures. Capitation is the pre-payment of certain healthcare costs by third-party payors (typically health maintenance organizations and other managed healthcare concerns), based upon a predetermined monthly fee for the aggregate patient lives under any given healthcare provider's care. The healthcare provider then provides healthcare to such patients when and as needed, and assumes the risk that its prepayments will cover its costs and provide a profit for all of such services rendered. Since capitation essentially eliminates the clients' accounts receivable that are the primary source of payment for Xeni Financial’s finance receivables, capitation could materially adversely affect the Company's business, operating results and financial condition.

MDwerks depends upon key personnel who may terminate their employment with MDwerks at any time.

MDwerks’ success will depend to a significant degree upon the continued services of key management including Mr. Katz, Chief Executive Officer, and Mr. Kandel, President. Although at the Initial Closing, the Company expects that Mr. Katz and Mr. Kandel will be subject to employment agreements, currently, MDwerks does not have employment agreements with either Mr. Katz or Mr. Kandel. In any event, Mr. Katz and Mr. Kandel may voluntarily terminate their employment with MDwerks at any time. The loss of the services of Mr. Katz or Mr. Kandel could have a material adverse effect on MDwerks’ implementation of its business plan. MDwerks does not have ‘‘key man’’ life insurance policies for Mr. Katz or Mr. Kandel. Even if MDwerks were to obtain ‘‘key man’’ insurance for Mr. Katz and Mr. Kandel, of which there can be no assurance, the amount of such policies may not be sufficient to cover losses experienced by the Company as a result of the loss of Mr. Katz or Mr. Kandel.

The Company has not paid dividends and does not expect to do so in the future.

The Company has not paid any cash dividends on its Common Stock. For the foreseeable future, it is anticipated that earnings, if any, which may be generated from MDwerks’ proposed operations will be used to finance the growth of the Company and that dividends will not be paid to holders of Common Stock.

Following the Merger, MDwerks existing stockholders will control the Company.

Following the completion of this Private Placement and Merger (and assuming no current stockholder of MDwerks purchases Units in the Private Placement), the current stockholders of MDwerks will own from approximately 71% to 78% of the outstanding shares of Common Stock of the Company, without taking into account the exercise of any warrants, options or other rights or the issuance of Common Stock to the Placement Agent as compensation (depending upon the sale of the Maximum of 200 Units to be offered in the Private Placement or Minimum of 64 Units offered in the Private Placement, respectively). Accordingly, the current stockholders of MDwerks will have the power to elect all of the directors of the Company, amend the Company’s Certificate of Incorporation and effect fundamental corporate transactions, such as mergers, consolidations, stock and asset sales and other material transactions, including with one or more private or public companies, without the approval of purchasers in the Private Placement or any other stockholder. If these stockholders act together, they will be able to exert significant control over the Company’s management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of the Common Stock. This concentration of ownership may not be in the best interests of all of the Company’s stockholders.

The Company’s certificate of incorporation, bylaws and state law may contain provisions that preserve current management following the closing of the Private Placement.

Provisions of state law, the Company’s articles of incorporation and by-laws may discourage, delay or prevent a change in the Company’s management team that stockholders may consider favorable. These provisions will be likely to include:

•	authorizing the issuance of ‘‘blank check’’ preferred stock without any need for action by stockholders;

•	eliminating the ability of stockholders to call special meetings of stockholders;

•	permitting stockholder action by written consent; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

These provisions, if included in the Company’s articles of incorporation or by-laws, could allow the Company’s Board of Directors to affect the investor’s rights as a stockholder since the Board of Directors can make it more difficult for preferred stockholders or common stockholders to replace members of the Board. Because the Board of Directors is responsible for appointing the members of the management team, these provisions could in turn affect any attempt to replace the current or future management team.

The Common Stock of the Company may be considered ‘‘penny stock’’ and may be difficult to trade.

The SEC has adopted regulations that generally define ‘‘penny stock’’ to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of the Common Stock may be less than $5.00 per share and, therefore, may be designated as a ‘‘penny stock’’ according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the Common Stock and may affect the ability of investors to sell their shares. In addition, since the Common Stock is currently only quoted on the OTCBB, investors may find it difficult to obtain accurate quotations of the Common Stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

A significant number of the Company’s shares are eligible for sale, and their sale could depress the market price of its stock.

Sales of a significant number of shares of the Common Stock in the public market following the Private Placement could harm the market price of the Common Stock. As additional shares of the Common Stock become available for resale in the public market pursuant to the registration of the Common Stock underlying the Units and shares of Common Stock issued to the (‘‘Placement Agent Shares’’) Agent and Common Stock underlying the Warrants issued in the Private Placement and, the warrants issued to the Placement Agent (the ‘‘Placement Agent Warrants’’), the supply of the Common Stock will increase, which could decrease its price. The Company will issue a minimum of 640,000 shares of Common Stock in the Private Placement, plus shares into which the Warrants and Placement Agent Warrants are exercisable. Additionally, the Company will issue a significant amount of shares of Common Stock in connection with the Merger. Some or all of the shares of Common Stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for the shares of Common Stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market Common Stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any amount of the restricted shares may be sold by a non-affiliate after they have been held two years.

Cautionary Language Regarding Forward-Looking Statements and Industry Data

This Current Report on Form 8-K contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, many of which are beyond he Company’s control. The Company’s actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Report. Important factors that may cause actual results to differ from projections include, but are not limited to, for example:

•	adverse economic conditions;

•	inability to raise sufficient additional capital to implement MDwerks’ business plan;

•	intense competition, including entry of newly-developed alternative drug technologies;

•	unexpected costs and operating deficits, and lower than expected sales and revenues;

•	adverse results of any legal proceedings;

•	inability to satisfy government and commercial customers using MDwerks’ technology;

•	the volatility of MDwerks’ operating results and financial condition;

•	inability to attract or retain qualified senior management personnel, including sales and marketing, and technology personnel; and

•	other specific risks that may be alluded to in this Report.

All statements, other than statements of historical facts, included in this Report regarding MDwerks’ strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of management are forward-looking statements. When used in this Report, the words ‘‘will,’’ ‘‘may,’’ ‘‘believe,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘project,’’ ‘‘plan’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this Report. MDwerks does not undertake any obligation to update any forward-looking statements or other information contained herein. Potential investors should not place undue reliance on these forward-looking statements. Although MDwerks believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements in this Report are reasonable, no one can assure investors that these plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from expectations expressed herein are described under ‘‘Cautionary Statements’’ and elsewhere in this Report. These cautionary statements qualify all forward-looking statements attributable to information provided in this Report and on behalf of MDwerks or persons acting on its behalf.

Information regarding market and industry statistics contained in this Report is included based on information available to MDwerks that it believes is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. MDwerks has not reviewed or included data from all sources, and the MDwerks cannot assure investors of the accuracy or completeness of the data included in this Report. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. MDwerks has no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. See ‘‘Cautionary Statements’’ for a more detailed discussion of uncertainties and risks that may have an impact on future results.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On November 16, 2005, the Company replaced Gately & Associates, LLC as its independent accountant. Gately & Associates, LLC had been previously engaged as the principal accountant to audit the Company’s financial statements. The reason for the replacement of Gately & Associates, LLC was that, following the Merger the stockholders of MDwerks own a majority of the outstanding shares of common stock of the Company. The business of MDwerks is the primary business unit of the Company, and the current independent registered accountants of MDwerks are the firm of Goldstein Golub Kessler LLP. The Company believes that it is in its best interests to have Goldstein Golub Kessler LLP continue to work with the MDwerks business, and the Company therefore retained Goldstein Golub Kessler LLP as its new independent accountant on November 16, 2005. Goldstein Golub Kessler LLP is located at 1185 Avenue of the Americas, Suite 500, New York, NY 10036.

The reports of Gately & Associates, LLC on the Company’s financial statements for the past two years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

The decision to change accountants was approved by the Audit Committee of the Company’s Board of Directors on the effective date of the Merger.

During the Company’s two most recent fiscal years, and the subsequent interim periods, prior to November 16, 2005, there were no disagreements with Gately & Associates, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Gately & Associates, LLC, would have caused it to make reference to the matter in connection with its reports. There were no ‘‘reportable events’’ as that term is described in Item 304(a)(1)(v) of Regulation S-K.

As of November 16, 2005, Goldstein Golub Kessler LLP was engaged as the Company’s new independent public accountants. Appointment of Goldstein Golub Kessler LLP was recommended and approved by the Audit Committee of the Company’s Board of Directors. During the Company’s two most recent fiscal years, and the subsequent interim periods, prior to November 16, 2005, the Company did not consult Goldstein Golub Kessler LLP regarding either: (i) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-B or a reportable event as described in Item 304(a)(1)(v) of Regulation S-B.

Item 5.01. Changes in Control of Registrant.

On November 18, 2005 certain stockholders of the Company sold to certain purchasers who were not affiliates of the Company 1,275,000 shares of the Common Stock of the Company, agreed to cancellation of 10,960,500 shares of the Common Stock of the Company, and will retain 75,000 shares of the Common Stock of the Company following consummation of the Merger and the Private Placement.

Following the closing of the Private Placement, the Company’s Board of Director’s will be composed of five directors, four of whom are currently directors of MDwerks. Until the first annual meeting of stockholders of the Company following the closing of the Merger, Brookshire Securities Corporation, the placement agent for the Private Placement, may designate one director, who shall also serve on the Company’s Compensation and Audit Committees. All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. The Company intends to appoint a majority of directors that are considered ‘‘independent’’ under the SEC’s independence standards. Officers are elected annually by the board of directors and serve at the discretion of the board. In addition, certain of the officers of MDwerks were named to serve as officers of the Company in the same positions they served at MDwerks upon the closing of the Merger.

Accounting Treatment; Change of Control. The merger is being accounted for as a ‘‘reverse merger,’’ since the former stockholders of MDwerks own a majority of the outstanding shares of the Company’s Common Stock immediately following the Merger. No arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of the Company’s board of directors and, to the Company’s knowledge, no other arrangements exist that might result in a change of control in the future. As a result of the issuance of the 9,352,328 shares of Common Stock, the surrender of 10,960,500 shares of Common Stock and the change in the majority of the Company’s directors, a change in control occurred on the date of the consummation of the Merger. As of the time immediately following the closing, the Company continued to be a ‘‘small business issuer,’’ as defined under the Securities Exchange Act of 1934, as amended.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the Closing Date, the Company’s then current directors and officers, Peter Banysch, President and Victor Bowman resigned.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Financial Statements of MDwerks Global Holdings, Inc., a wholly-owned subsidiary of the registrant are included herewith as Exhibit 99.1.

(b) Exhibits

Exhibit No.	Exhibits
3.1	Amendment to Company’ Certificate of Incorporation changing name to MDwerks, Inc. and amending terms of Blank Check Preferred Stock
4.1	MDwerks, Inc. 2005 Incentive Plan.
4.2	Form of Warrants to purchase shares of Common Stock at a price of $2.50 per share
4.3	Form of Warrants issued to Placement Agent (and sub-agents) to purchase shares of Common Stock at a price of $1.25 per share
10.1	Agreement of Merger and Plan of Reorganization among Western Exploration, Inc., MDwerks Acquisition Corp. and MDwerks Global Holdings, Inc.[1]
10.2	Placement Agent Agreement by and among the Company, MDwerks and Brookshire Securities Corporation
10.3	Form of Lock Up Agreement between the Company and executive officers and certain stockholders
10.4	Form of Private Placement Subscription Agreement
14.1	Code of Ethics
23.1	Consent of Goldstein Golub Kessler LLP
99.1	Audited Financial Statements of MDwerks for the year ended December 31, 2004 and for the period from October 23, 2003 (date of inception) to December 31, 2004, audited financial statements of Xeni Medical for the year ended December 31, 2004 and for the period from September 10, 1999 (date of inception) to December 31, 2004, unaudited interim financial statements as of and for the nine-month periods ended September 30, 2004 and September 30, 2005 for MDwerks Global Holdings, Inc., a Florida corporation, and subsidiaries, a wholly owned subsidiary of the registrant, and pro forma Financial Statements of the Company, as of September 30, 2005 and for the nine months ended September 30, 2005 after giving effect to the acquisition of MDwerks Global Holdings, Inc.
99.2	Audit Committee Charter
99.3	Compensation Committee Charter

(1)	Incorporated by reference to Exhibit 10.1 included with our Current Report on Form 8-K filed with the SEC on October 13, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MDWERKS, INC.
Dated: November 18, 2005	By:	/s/ Howard B. Katz
Howard B. Katz Chief Executive Officer